SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐ Confidential,	for Use of the Commission Only
(as	Permitted by Rule 14a-6(E)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ASHLAND INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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Notes:

James J. O’Brien	Ashland Inc.
Chairman and	50 E. RiverCenter Blvd., P.O. Box 391
Chief Executive Officer	Covington, KY 41012-0391

December 5, 2007

Dear Ashland Inc. Shareholder:

On behalf of your Board of Directors and management, I am pleased to invite you to attend the 2008 Annual Meeting of Shareholders of Ashland Inc. The meeting will be held on Thursday, January 31, 2008, at 10:30 a.m. (EST), at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting, including the election of four directors, the ratification of our independent auditors and, if presented, a shareholder proposal to initiate the appropriate process to implement majority voting for election of directors.

Whether or not you plan to attend the meeting, we encourage you to vote promptly, following the instructions on your Proxy Card.

We appreciate your continued confidence in Ashland, and we look forward to seeing you at the meeting.

Sincerely,

James J. O’Brien

Ashland Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held January 31, 2008

To our Shareholders:

Ashland Inc. will hold its Annual Meeting of Shareholders on Thursday, January 31, 2008, at 10:30 a.m. (EST) at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Ashland’s shareholders will act on the following matters at the Annual Meeting or any adjournment of that meeting:

(1)	To elect four directors to Class I: Bernadine P. Healy, Kathleen Ligocki, James J. O’Brien, and Barry W. Perry;

(2)	To ratify the appointment of Ernst & Young LLP as independent auditors for fiscal 2008;

(3)	If presented, to consider a shareholder proposal to initiate the appropriate process to implement majority voting for election of directors; and

(4)	To consider any other business properly brought before the Annual Meeting.

Only shareholders of record at the close of business on November 26, 2007, are entitled to vote at the Annual Meeting or any adjournment of that meeting. If you are a participant in Ashland’s Employee Savings Plan (the “Employee Savings Plan”) or Leveraged Employee Stock Ownership Plan (the “LESOP”), your vote will constitute voting instructions to the Trustee of the respective plan concerning shares held in your account.

In order that your Ashland Common Stock may be represented at the Annual Meeting, please vote in person, by telephone, over the Internet or by mailing your proxy card. Our proxy tabulator, National City Bank or its agent, must receive all voting instructions to the Trustee of the Employee Savings Plan and the LESOP, whether given by telephone, over the Internet or by mail, before 11:59 p.m. (EST) on Monday, January 28, 2008.

By Order of the Board of Directors,

LINDA L. FOSS

Assistant General Counsel

and Corporate Secretary

Covington, Kentucky

December 5, 2007

ASHLAND INC.

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What am I voting on?

A:	(1)	Election of four directors to Class I (Bernadine P. Healy, Kathleen Ligocki, James J. O’Brien and Barry W. Perry);

	(2)	Ratification of Ernst & Young LLP (“E&Y”) as Ashland’s independent auditors for fiscal 2008; and

	(3)	If presented, a shareholder proposal to initiate the appropriate process to implement majority voting for election of directors.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Shareholders of Ashland Inc. (“Ashland” or the “Company”) at the close of business on November 26, 2007 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the Record Date, there were 62,889,134 shares of Ashland Common Stock outstanding. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:	All Ashland shareholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. If your shares are held in the name of a nominee (e.g., through a bank or broker), you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

Q:	When will the proxy statement and proxy card be mailed to Ashland shareholders?

A:	The proxy statement and proxy card will be mailed to Ashland shareholders on or about December 12, 2007.

Q:	How do I vote?

A:	If your shares are registered in the name of a nominee, follow the instructions provided by your nominee to vote your shares. If your shares are registered in your name:

You may vote in person at the Annual Meeting. You may obtain directions to the Annual Meeting in order to vote in person by calling Ashland’s Investor Relations department at 859-815-4454.

You may vote by telephone. You may vote by telephone regardless of whether you receive your Annual Meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote by telephone, you should not vote over the Internet or mail in your proxy card.

You may vote over the Internet. You may vote over the Internet regardless of whether you receive your Annual Meeting materials through the mail or over the Internet. Simply follow the instructions on your proxy card or electronic access notification. If you vote over the Internet, you should not vote by telephone or mail in your proxy card.

You may vote by mail. If you received a proxy card through the mail, simply complete and sign your proxy card and mail it in the enclosed prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If no voting specification is made on your signed and returned proxy card, James J. O’Brien or Linda L. Foss, as proxies named on the proxy card, will vote FOR the election of the four director nominees, FOR the ratification of E&Y and AGAINST the shareholder proposal to initiate the appropriate process to implement majority voting for election of directors, if presented. If you vote by one method provided, you should not vote by any other.

Q:	Can I change my vote once I vote by mail, by telephone or over the Internet?

A:	Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Corporate Secretary in writing, (b) returning a later-dated proxy card, or (c) entering a later-dated telephone or Internet vote; or (2) voting in person at the Annual Meeting. However, any changes or revocations of voting instructions to the Trustee of the Leveraged Employee Stock Ownership Plan (the “LESOP”) and Ashland’s Employee Savings Plan (the “Employee Savings Plan”) must be received by our proxy tabulator, National City Bank or its agent, before 11:59 p.m. (EST) on Monday, January 28, 2008.

Q:	Who counts the vote?

A:	Representatives of National City Bank or its agent will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Yes. Your vote is confidential.

Q:	What shares are included in the proxy card?

A:	Your proxy card represents all shares of Ashland Common Stock that are registered in your name and any shares you hold in Ashland’s Open Enrollment Dividend Reinvestment and Stock Purchase Plan (the “DRP”), the LESOP or the Employee Savings Plan. If your shares are held through a nominee, you will receive either a voting instruction form or a proxy card from the nominee to vote your shares.

Q:	How do I vote my shares in the DRP?

A:	Shares of Ashland Common Stock credited to your account in the DRP will be voted by National City Bank, the plan administrator, in accordance with your voting instructions.

Q:	How will the Trustee of the Employee Savings Plan and the LESOP vote?

A:	Each participant in the Employee Savings Plan or the LESOP will instruct the Trustee how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee. These shares are referred to as Non-Directed shares. Each participant who gives the Trustee such an instruction acts as a named fiduciary for the plans under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Q:	Can a plan participant vote the Non-Directed shares differently from shares credited to his or her account?

A:	Yes. Any participant in the Employee Savings Plan or the LESOP who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

Q:	What constitutes a quorum?

A:	As of the Record Date, 62,889,134 shares of Ashland Common Stock were outstanding. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum. Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will be treated as present for the purpose of determining a quorum but as unvoted shares for the purpose of determining the approval of any matter submitted to the shareholders for a vote. Abstentions and broker non-votes will have no effect on the election of directors or matters decided by a plurality vote.

Q:	What vote is required for passage of each of the proposals up for consideration at the Annual Meeting?

A:	(1) Election of directors—Under Ashland’s By-laws, the four nominees receiving the greatest number of votes will be elected directors at the Annual Meeting.

(2)	Ratification of auditors—Submission of the appointment of E&Y to Ashland’s shareholders is not required. However, the appointment will be deemed ratified if votes cast in its favor exceed votes cast against it.

(3)	Shareholder proposal to initiate the appropriate process to implement majority voting for election of directors—The shareholder proposal will be approved if the votes cast in its favor exceed votes cast against it.

Q:	Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the meeting. We will publish the final results in a press release or in our Quarterly Report on Form 10-Q for the first quarter of fiscal 2008. You can obtain a copy of the Form 10-Q by logging on to our website at http://www.ashland.com/investors, by calling the Securities and Exchange Commission (the “SEC”) at 1-800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at http://www.sec.gov.

Q:	May I receive future shareholder communications over the Internet?

A:	Yes. You may consent to access future shareholder communications (e.g., annual reports, proxy statements, and interim communications) from us or on our behalf over the Internet instead of receiving those documents in the mail. Providing such communications over the Internet will reduce our printing and postage costs and the number of paper documents you would otherwise receive. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification that will contain the Internet location of the material. There is no cost to you for this service other than charges you may incur from your Internet, telephone and/or cable provider. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent, if your shares are registered in your name, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the proxy card when you vote by mail. If your shares are registered in the name of a nominee, follow the directions provided by such nominee if this option is available. Paper copies of shareholder communications may be requested by contacting National City Bank at 1-800-622-6757.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on January 31, 2008. This proxy statement and Ashland’s 2007 Annual Report to Shareholders are available at www.ashland.com/proxy.

ASHLAND COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person known to Ashland to beneficially own more than 5% of the outstanding shares of Ashland Common Stock as of September 30, 2007.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficial Ownership		Percent of Class of Common Stock
Barclays Global Investors UK Holdings Limited.	6,828,627	(1)	10.96%
1 Churchill Place
Canary Wharf
London, England

Fidelity Management Trust Company	5,787,196	(2)	9.20%
82 Devonshire Street
Boston, Massachusetts 02109

Harbert Management Corporation	5,379,370	(3)	8.56%
One Riverchase Parkway South
Birmingham, AL 35244

The Goldman Sachs Group, Inc.	4,700,853	(4)	7.48%
85 Broad Street
New York, New York 10004

AXA	3,736,694	(5)	5.94%
25 Avenue Matignon
Paris, France 02111

State Street Corporation	3,413,899	(6)	5.43%
One Lincoln Street
Boston, Massachusetts 02111

(1)	Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2007, by Barclays Global Investors UK Holdings Limited, an indirect subsidiary of Barclays PLC and a direct wholly owned subsidiary of Barclays Bank PLC (collectively, “Barclays”), Barclays and affiliated entities were the beneficial owners of 6,828,627 shares of Ashland Common Stock on that date. Barclays has sole voting power for 5,655,357 of these shares and no voting power for 1,173,270 of these shares. Barclays has sole dispositive power for each of these shares.

(2)	As of September 30, 2007, Fidelity Management Trust Company (“FMT”) was the record owner of 5,787,196 shares of Ashland Common Stock. These shares include 3,372,918 shares held by it as Trustee of the LESOP and 2,414,278 shares held by it as Trustee of the Employee Savings Plan. FMT will vote shares allocated to a participant’s LESOP and Employee Savings Plan account as instructed by the participant. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts but for which voting instructions are not timely received by the Trustee. FMT disclaims beneficial ownership of these shares.

(3)	Based upon a Form 13G filed with the SEC on September 24, 2007, Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce were the beneficial owners of 5,379,370 shares of Ashland Common Stock with shared voting and dispositive power over all of these shares. These shares include 3,586,247 shares held by Harbinger Capital Market Fund I and Harbinger Capital Partners Offshore Manager, LLC, Harbert affiliates with shared voting and dispositive power over all such shares.

(4)

Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2007, by The Goldman Sachs Asset Group, Inc. (“Goldman Sachs”), Goldman Sachs and affiliated entities were the beneficial owners of 4,697,453 shares of Ashland Common Stock on that date. Goldman Sachs has sole voting power for 3,116,959 of these shares, shared voting power for 255,418 of these shares and no voting power for 1,328,476 of these shares. Goldman Sachs has shared dispositive power over 4,444,335 of these shares.

(5)	Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2007, AXA and affiliated entities, including AllianceBernstein LP, were the beneficial owners of 3,736,694 shares of Ashland Common Stock with sole voting power over 2,984,175 of these shares and shared voting power over 6,630 of these shares and no voting power over 745,889 of these shares. AXA has shared dispositive power for each of these shares.

(6)	Based upon a Form 13F filed with the SEC for the quarter ended September 30, 2007, by State Street Corporation (“State Street”), State Street and affiliated entities, including State Street Bank and Trust Company, were the beneficial owner of 3,413,899 shares of Ashland Common Stock with sole voting power over each of these shares. State Street has shared dispositive power for each of these shares.

ASHLAND COMMON STOCK OWNERSHIP OF DIRECTORS

AND CERTAIN OFFICERS OF ASHLAND

The following table shows as of November 1, 2007, the common stock ownership of all directors and executive officers of Ashland named in the Summary Compensation Table on page 40 of this proxy statement and common stock ownership of the directors and executive officers of Ashland as a group.

Common Stock Ownership

Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned
James. J. O’Brien	216,293	(1)(2)(3)
J. Marvin Quin	233,981	(1)(2)(3)(4)
David L. Hausrath	53,683	(1)(2)(3)(4)
Samuel J. Mitchell	59,337	(1)(2)(3)
Frank L. Waters	72,479	(1)(2)(3)(7)
Ernest H. Drew*	44,492	(2)(5)(6)(7)
Roger W. Hale	28,213	(2)(5)(6)(7)
Bernadine P. Healy	35,084	(2)(5)(6)
Mannie L. Jackson	45,881	(2)(5)(6)
Kathleen Ligocki	17,219	(2)(5)(6)
Barry W. Perry	2,492	(2)(6)
George A. Schaefer, Jr.	21,702	(2)(5)(6)
Theodore M. Solso	36,267	(2)(5)(6)
John F. Turner	2,492	(2)(6)
Michael J. Ward	32,033	(2)(5)(6)
All directors and current executive officers as a group (21 people)	1,048,896	(1)(2)(4)(6)(7)(8)

*	Dr. Drew will retire from Ashland’s Board on January 31, 2008.

None of the listed individuals owned more than 1% of Ashland’s Common Stock outstanding as of the Record Date. All directors and executive officers as a group owned 1,048,896 shares of Ashland Common Stock, which equaled 1.67% of the Ashland Common Stock outstanding on the Record Date. Shares of Ashland Common Stock outstanding on the Record Date include shares deemed to be outstanding for computing the percentage ownership of the applicable person, but are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)	Includes shares of Ashland Common Stock held under the Employee Savings Plan and/or the LESOP by executive officers. Participants can vote the Employee Savings Plan and the LESOP shares, and can invest in numerous investment options available under the Employee Savings Plan.

(2)	Includes stock and/or restricted stock units (share equivalents) held by executive officers in the Ashland Common Stock Fund under Ashland’s nonqualified deferred compensation plans for employees (the “Employees’ Deferral Plan”) or by directors under the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (the “Directors’ Deferral Plan”).

(3)

Includes shares of Ashland Common Stock with respect to which each of the individuals has the right to acquire beneficial ownership within 60 calendar days after November 1, 2007, through the exercise of stock options or stock appreciation rights (“SARs”): as to Mr. O’Brien, 79,441 shares through SARs; Mr. Quin, 60,566 shares through options, 18,989 shares through SARs; Mr. Hausrath, 14,535 shares through SARs; Mr. Mitchell, 19,375 shares through options, 8,073 shares through SARs; Mr. Waters, 29,213 shares through options, 8,623 shares through SARs. All unexercised options on this table are reported as gross shares. All SARs are stock settled and not issued in tandem with an option; therefore only the net amount of shares which could be acquired pursuant to the exercise of SARs is included in the numbers shown above based upon the closing price of Ashland Common Stock on the New York Stock Exchange Composite Tape on November 1, 2007 ($55.96).

(4)	Includes restricted shares of Ashland Common Stock: as to Mr. Quin, 5,000 shares; Mr. Hausrath, 8,000 shares; and as to all current executive officers as a group, 35,600 shares.

(5)	Includes shares of Ashland Common Stock with respect to which each of the directors has the right to acquire beneficial ownership within 60 calendar days after November 1, 2007, through the exercise of stock options: as to Drs. Drew and Healy, 20,036 shares; as to Messrs. Hale and Schaefer, 16,474 shares; as to Messrs. Solso, Ward and Ms. Ligocki, 12,912 shares; and as to Mr. Jackson, 2,937 shares.

(6)	Includes 1,000 restricted shares of Ashland Common Stock for each of the non-employee directors.

(7)	Includes shares of Ashland Common Stock held under the DRP, which provides participants with voting power with respect to such shares.

(8)	All directors and current executive officers as a group have the right to acquire beneficial ownership of 424,837 shares of Ashland Common Stock within 60 calendar days after November 1, 2007, through the exercise of stock options and SARs. All unexercised options included in this table are reported as shares on a gross basis. All SARs are stock settled and not issued in tandem with an option; therefore only the net amount of shares which could be acquired pursuant to SARs is included in the numbers shown above based upon the closing price of Ashland Common Stock on the New York Stock Exchange Composite Tape on November 1, 2007 ($55.96).

ITEMS TO BE VOTED ON BY SHAREHOLDERS

ELECTION OF DIRECTORS

Item 1

Board of Directors

The Board of Directors is currently made up of eleven directors, divided into three classes. The four individuals nominated for election as Class I directors at the 2008 Annual Meeting are Bernadine P. Healy, Kathleen Ligocki, James J. O’Brien and Barry W. Perry. The nominees to Class I will be elected to serve a three-year term until the 2011 Annual Meeting. The Governance and Nominating Committee (“G&N Committee”) has confirmed that all four nominees will be available to serve as directors upon election and recommends that shareholders vote for them at the Annual Meeting. Ashland’s Board has adopted a policy requiring directors to resign at the Annual Meeting following their 70th birthday. In compliance with that policy, Dr. Drew will retire from the Board at the 2008 Annual Meeting.

The Board of Directors has also adopted a policy which requires a director nominee to tender his or her resignation to the Chairman of the Board if he or she receives a greater number of votes “WITHHELD” than “FOR” in an uncontested election. Such resignation must be tendered within 10 days after the certification of the shareholder vote and will be considered by the entire Board within 90 days following the date of the election. In considering whether to accept or reject the tendered resignation, the Board will consider the stated reasons for withheld votes, the length of service and qualifications of the nominee, the nominee’s contribution to Ashland and any other factors deemed relevant by the Board. The nominee in question will be excluded from participating in the Board’s deliberations. Ashland will publicly disclose the Board’s decision in a filing with the SEC made promptly after the decision. Ashland’s Corporate Governance Guidelines are published on Ashland’s website (http://www.ashland.com).

Shareholders may vote for no more than four directors at the Annual Meeting. Pursuant to Ashland’s By-laws, the four nominees receiving the greatest number of votes will be elected. If no voting specification is made on a properly returned or voted proxy card, James J. O’Brien or Linda L. Foss (proxies named on the proxy card) will vote FOR the four nominees named in this proxy statement. If any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the nominees may not be able to serve as a director if elected.

The Board of Directors recommends a vote FOR Bernadine P. Healy, Kathleen Ligocki, James J. O’Brien and Barry W. Perry for election as Class I directors at the 2008 Annual Meeting.

Nominees for Election at the 2008 Annual Meeting

Class I Directors

(Term expiring in 2011)

Bernadine P. Healy, M.D.	Director since 1998
Dr. Healy, 63, is a columnist and health editor for U.S. News and World Report. Prior to this position, she served as President and Chief Executive Officer of the American Red Cross, and Dean, College of Medicine and Public Health, and Professor of Medicine, The Ohio State University. Dr. Healy holds a Bachelor of Arts degree from Vassar College and a Doctor of Medicine from Harvard University. Dr. Healy is also a Director of National City Corporation, where she serves on the Compensation & Organization, and Nominating & Board of Directors Governance Committees, The Progressive Corporation, where she serves on the Audit Committee, and Invacare, Inc. where she serves on the Compensation Committee. She is also a Trustee of Battelle Memorial Institute where she has served on the Compensation Committee and now serves on the Science and Technology Committee. Dr. Healy is a member of Ashland’s Audit, Environmental, Health and Safety and Governance and Nominating Committees.

Kathleen Ligocki	Director since 2004
Ms. Ligocki, 51, is currently acting as an independent consultant. She served as President and Chief Executive Officer of Tower Automotive, Inc. from August 2003 to August 2007. Tower Automotive filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code in February 2005, and on July 31, 2007 emerged from Chapter 11 when substantially all of its assets were purchased by an affiliate of Cerberus Capital Management, L.P. Prior to joining Tower Automotive, Ms. Ligocki worked at the Ford Motor Company, United Technologies and General Motors Corporation. Ms. Ligocki holds a Bachelor of Arts in liberal studies from Indiana University, a Masters in Business Administration from The Wharton School at the University of Pennsylvania and an honorary doctorate of Humane Letters from Indiana University. She serves on a variety of non-profit and academic boards focused on women, families and life-long education. She also serves on the boards of Kettering University and the National Defense University in Washington, D.C. Ms. Ligocki is a member of Ashland’s Environmental, Health and Safety, Finance and Personnel and Compensation Committees.

James J. O’Brien	Director since 2002
Mr. O’Brien, 53, is Ashland’s Chairman of the Board and Chief Executive Officer. Prior to being named to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland and Senior Vice President and Group Operating Officer of Ashland. He also served as the President of Valvoline from 1995 to 2001. Mr. O’Brien holds a Bachelor’s degree in accounting and finance and a Masters in Business Administration from The Ohio State University. Mr. O’Brien is a Director of Humana Inc., where he currently serves on the Investment and Organization and Compensation Committees. He serves as a member of the Dean’s Advisory Council for the Fisher Graduate College of Business at The Ohio State University. A past volunteer “big brother” with Big Brothers/Big Sisters of the Bluegrass, Mr. O’Brien also serves on the organization’s national Board of Directors. He is a Board member of the American Chemistry Council and Chairman of the Board of Trustees for Midway College in Kentucky.

Barry W. Perry	Director since 2007
Mr. Perry, 61, served as Chairman and Chief Executive Officer of Englehard Corporation from January 2001 to June 2006. Prior to this position, he held various management positions with Englehard Corporation beginning in 1993. From 1991 to 1993, Mr. Perry was a Group Vice President of Rhone-Poulene. Prior to joining Rhone-Poulene, he held a number of executive positions with General Electric Company. Mr. Perry holds a Bachelor of Science degree in plastics engineering from the University of Massachusetts. Mr. Perry is also a director of Arrow Electronics, Inc., where he serves on the Compensation and Audit Committees, and Cookson Group PLC, where he serves on the Audit, Compensation and Nominating Committees. He was elected to Ashland’s Board of Directors in January 2007 by all then-current directors after being recommended by the members of the Board and nominated by the Governance and Nominating Committee. Mr. Perry is a member of Ashland’s Environmental, Health and Safety and Personnel and Compensation Committees.

Continuing Directors Not Up for Election at the 2008 Annual Meeting

Class II Directors

(Term expiring in 2009)

Roger W. Hale	Director since 2001
Mr. Hale, 64, served as Chairman of the Board and Chief Executive Officer of LG&E Energy Corporation, a diversified energy services company headquartered in Louisville, Kentucky, from August 1990 until retiring in April 2001. Prior to joining LG&E Energy, he was Executive Vice President of BellSouth Corporation, a communications services company in Atlanta, Georgia. From 1966 to 1986, Mr. Hale held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986. Mr. Hale holds a Bachelor of Arts degree from the University of Maryland and a Master of Science in Management from the Massachusetts Institute of Technology, Sloan School of Management. Mr. Hale is also a Director of H&R Block, Inc., where he is the Presiding Director of the Board of Directors, and serves as a member of the Compensation, Audit and Governance and Nominating Committees. He also serves as a Director of Hospira, Inc., where he is a member of the Compensation and Governance Committees. Mr. Hale is Chairman of Ashland’s Audit Committee and is a member of the Finance Committee.

George A. Schaefer, Jr.	Director since 2003
Mr. Schaefer, 62, is Chairman of the Board of Directors of Fifth Third Bancorp headquartered in Cincinnati, Ohio. Prior to this position, he held several executive positions with Fifth Third, including Chief Executive Officer, President and Chief Operating Officer. Mr. Schaefer holds a Bachelor of Science degree from the U.S. Military Academy at West Point and a Masters in Business Administration from Xavier University. He is also a Director of Wellpoint Inc., where he serves as a member of the Audit Committee, and member of the Board of Trustees of the University of Cincinnati Foundation and the Board of the Greater Cincinnati Fine Arts Fund. Mr. Schaefer is a member of Ashland’s Audit, Finance and Governance and Nominating Committees.

John F. Turner	Director since 2006
Mr. Turner, 65, served as Assistant Secretary of State for the U.S. Department of State’s Bureau of Oceans and International and Scientific Affairs in Washington, D.C., from November 2001 until July 2005. Prior to serving at the Department of State, he was President and Chief Executive Officer of The Conservation Fund, a non-profit organization dedicated to conserving America’s natural and historic heritage. Between 1989 and 1993, Mr. Turner was Director of the U.S. Fish and Wildlife Service. Mr. Turner also served in the Wyoming state legislature for 19 years and is a past president of the Wyoming State Senate. Mr. Turner holds a Bachelor of Arts degree in Biology from the University of Notre Dame and a Master of Science degree in wildlife ecology from the University of Michigan. Mr. Turner is also a Director of Peabody Energy Company where he serves on the Compensation and Nominating and Corporate Governance Committees and International Paper Company where he chairs the Governance and Public Policy and Environment Committees. He is also a managing partner in The Triangle X Ranch in Wyoming. Mr. Turner is a member of Ashland’s Environmental, Health and Safety and Finance Committees.

Continuing Directors Not Up for Election at the 2008 Annual Meeting

Class III Directors

(Term expiring in 2010)

Mannie L. Jackson	Director since 1994
Mr. Jackson, 68, is Chairman of the Board of the Harlem Globetrotters International, Inc. and from 1993 to 2007 was also its Chief Executive Officer. Prior to the Harlem Globetrotters, he was a Senior Vice President of Honeywell Inc. Mr. Jackson holds a Bachelor of Science and Education degree from the University of Illinois. Mr. Jackson has also served as a Director of Reebok International, Stanley Works, Jostens and True North. He is currently Chairman of United Entertainment Group, a trustee of the University of Illinois Foundation and a Director and Chairman of the Basketball Hall of Fame. He is a founding member and former president of The Executive Leadership Council, providing African-American executives with a network and leadership forum to promote excellence in business, economic and public policies. Mr. Jackson is Chairman of Ashland’s Governance and Nominating Committee and is a member of the Personnel and Compensation Committee.

Theodore M. Solso	Director since 1999
Mr. Solso, 60, is Chairman of the Board and Chief Executive Officer of Cummins Inc. Prior to this position, he held several executive positions with Cummins, including President and Chief Operating Officer. Mr. Solso holds a Bachelor of Arts degree in psychology from DePauw University and a Masters in Business Administration from the Harvard Business School. He is also a Director of Ball Corporation where he is a member of the Audit and Compensation Committees, and also serves as a Director of the Cummins Foundation and the Indiana Economic Development Corp. He also serves as an Advisory Trustee of DePauw University. Mr. Solso is Chairman of Ashland’s Personnel and Compensation Committee and is a member of the Governance and Nominating Committee.

Michael J. Ward	Director since 2001
Mr. Ward, 57, is Chairman of the Board and Chief Executive Officer of CSX Corporation. Prior to this position, he was President of CSX Transportation (CSXT), the corporation’s rail unit. Mr. Ward holds a Bachelor’s degree from the University of Maryland and a Masters in Business Administration from the Harvard Business School. In 2005, Mr. Ward served as Chairman of the Association of American Railroads’ Board of Directors. He is also a Director of Center for Energy and Economic Development, City Year, and Take Stock in Children. His other business affiliations include The Florida Council of 100, The Business Roundtable, and The Kentucky Coal Council. Mr. Ward is Chairman of Ashland’s Finance Committee and is a member of the Audit and Personnel and Compensation Committees.

COMPENSATION OF DIRECTORS

Director Compensation Table

The following table is a summary of compensation information for the fiscal year ended September 30, 2007, for Ashland’s non-employee directors as of September 30, 2007. Compensation paid to Mr. O’Brien, Chairman of the Board and Chief Executive Officer, is disclosed in the Summary Compensation Table to this proxy statement and is not included in this table.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Dr. Ernest H. Drew	103,250	59,896	0	0	0	0	163,146

Roger W. Hale	101,750	59,896	0	0	0	0	161,646

Dr. Bernadine P. Healy	96,375	59,896	0	0	0	0	156,271

Mannie L. Jackson	96,625	59,896	0	0	0	0	156,521

Kathleen Ligocki	89,750	70,444	0	0	0	0	160,194

Patrick F. Noonan*	22,250	0	0	0	0	0	22,250

Barry W. Perry	60,000	68,864	0	0	0	0	128,864

George A. Schaefer, Jr.	97,875	65,344	0	0	0	0	163,219

Theodore M. Solso	116,625	59,896	0	0	0	0	176,521

John F. Turner	75,625	70,776	0	0	0	0	146,401

Michael J. Ward	104,750	59,896	0	0	0	0	164,646

*	Effective January 25, 2007, Mr. Noonan retired from Ashland’s Board.

(1)	Messrs. Solso and Ward deferred their 2007 fees into the Director’s Deferral Plan. Ms. Ligocki elected to have her fees for 2007 paid in shares of Ashland Common Stock.

(2)	The dollar amount for each non-employee director shown in this column (c) represents the amount recognized in fiscal year 2007 for financial accounting purposes pursuant to the Financial Accounting Standards Board’s Statement of Financial Accounting Standards 123 (revised) (“FAS 123R”) for (i) unvested restricted stock units, and (ii) 1,000 shares of restricted Ashland Common Stock granted to Ms. Ligocki and Messrs. Perry, Schaefer, and Turner upon their election as directors.

Each non-employee director received a grant of 1,472 restricted stock units of Ashland Common Stock in the Directors’ Deferral Plan on January 26, 2007, with a grant date market value of $100,000. Each restricted stock unit is equivalent to a share of Ashland Common Stock. The restricted stock units vest as described below in the Restricted Share/Units and Stock Options section. The amount in this column represents $59,896 for each non-employee director recognized as an expense in fiscal 2007 for financial accounting purposes under FAS 123R.

Each non-employee director is granted 1,000 shares of restricted Ashland Common Stock upon becoming a director. This grant vests as described below in the Restricted Shares and Stock Options section. Messrs. Perry and Turner were elected to the Board during fiscal 2007 and the grant date fair values for their awards under FAS 123R were $67,230 and $65,550, respectively, which was based on the closing price of Ashland Common Stock on the date of grant. As to Ms. Ligocki and Messrs. Perry, Schaefer and Turner, the grants have not fully vested, and the amounts in this column also include the amount recognized as an expense in fiscal 2007 for financial accounting purposes under FAS 123R as follows: as to Ms. Ligocki, $10,548, Mr. Perry, $8,968, Mr. Schaefer, $5,448, and Mr. Turner, $10,880. For restricted stock, the grant date fair value is calculated using the closing price of Ashland Common Stock on the date of grant.

As of September 30, 2007, the aggregate amount of outstanding stock and option awards granted to each non-employee director was as follows: as to each non-employee director, 1,000 shares of restricted Ashland Common Stock and 1,492 restricted stock units of Ashland Common Stock (including credit for “reinvested dividends”); and as to Drs. Drew and Healy, 20,036 options, Messrs. Hale and Schaefer, 16,474 options, Mr. Jackson, 2,937 options, and Ms. Ligocki and Messrs. Solso and Ward, 12,912 options.

Annual Retainer and Meeting Fees

Ashland’s non-employee director compensation program was revised effective January 26, 2007. The program provides that non-employee directors receive: (a) an annual retainer of $90,000; (b) an additional annual retainer of $20,000 for the Lead Independent Director; (c) an additional annual retainer of $15,000 for the Chair of the Audit Committee and $7,500 for Audit Committee members; and (d) an additional annual retainer of $7,500 for other Committee Chairs.

Prior to January 26, 2007, non-employee directors’ compensation included an annual retainer of $65,000. In addition to the annual retainer, non-employee directors received $1,500 for each Board of Directors and Committee meeting attended. The Lead Independent Director received $5,000 quarterly installments of a $20,000 annual fee. The Committee Chairs also received a $5,000 annual fee. Members of the Audit Committee, including the Chair, also received a $1,500 fee for attendance at each quarterly Audit Committee financial review with Ashland’s management. In addition to the annual retainer and meeting fees, a non-employee director could have received compensation at the rate of $1,500 per day for services on special assignments as directed by the Chairman of the Board of Directors. A portion of these fees were paid during fiscal 2007 to non-employee directors who served on the Board prior to January 2007.

Non-employee directors may elect to receive all retainers in cash or as shares of Ashland Common Stock. They may also elect to have a portion or all retainers deferred and paid through the Directors’ Deferral Plan. The non-employee directors who make an election to defer retainers may have the deferred amounts held as stock units (share equivalents) in the hypothetical Ashland Common Stock Fund or invested under the other available hypothetical investment options under the plan. The payout of the deferred annual retainer occurs upon termination of service by a director. Non-employee directors may elect to have the payout in a single lump sum or in installments, not to exceed 15 years. However, upon a “change in control” of Ashland (as defined in the Directors’ Deferral Plan), amounts in the directors’ deferral accounts would be automatically distributed as a lump sum in cash to the director.

Restricted Shares/Units and Stock Options

Pursuant to Ashland’s incentive plans, upon election to the Board of Directors, a new director receives 1,000 restricted shares of Ashland Common Stock. The restricted shares may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. The G&N Committee has discretion to limit a director’s forfeiture of these shares if he or she leaves the Board of Directors for reasons other than those listed above.

Pursuant to the revised non-employee director compensation program effective January 26, 2007, each director receives an annual award of deferred restricted stock units in the Directors’ Deferral Plan with a grant date value of $100,000. The restricted stock units will vest one year after date of grant or upon the date of the next annual shareholder meeting, if earlier, and will be payable in stock or cash, at the director’s election upon termination of service. When the restricted stock units vest they are held as units of Ashland Common Stock within the Directors’ Deferral Plan. All units of Ashland Common Stock, including those that were originally restricted stock units, may be transferred to other available investment options upon the election of the director. Upon a change in control, the restricted stock units immediately vest. Dividends on restricted stock units are reinvested in additional restricted stock units. Under the revised director compensation program, annual stock option grants are no longer made to non-employee directors.

Stock Ownership Guidelines for Directors

The Board of Directors considers Ashland Common Stock ownership by directors to be of utmost importance. The Board believes that such ownership enhances the commitment of directors to Ashland’s future and aligns their interests with those of Ashland’s other shareholders. The Board has therefore established minimum stock ownership guidelines for non-employee directors which require non-employee directors to own Ashland Common Stock having a value of at least five times their base annual retainer of $90,000. Each newly elected non-employee director has five years from the year elected to reach this ownership level. All of Ashland’s current non-employee directors, other than Mr. Schaefer, elected to the Board in 2003, Ms. Ligocki, elected to the Board in 2004, Mr. Turner, elected to the Board in November 2006, and Mr. Perry, elected to the Board in January 2007, have attained the minimum stock ownership levels established by the Board based on holdings as of November 1, 2007. In addition, any director who acquires Ashland shares via option exercise for options granted after February 2005 must retain 50% of the net shares acquired for at least 12 months or such earlier time as the individual ceases to be a director of Ashland.

Directors’ Charitable Awards Program

In January 1997, the Board of Directors prospectively terminated the Directors’ Charitable Awards Program. Non-employee directors who were directors when the program terminated remained eligible for the Charitable Awards Program. Of the current directors, only Mr. Jackson is eligible to participate in the program. Under the program, $1,000,000 is donated upon a director’s death to one or more educational organizations recommended by that director.

CORPORATE GOVERNANCE

Governance Principles

Ashland is committed to adhering to sound corporate governance practices. The information described below is published on Ashland’s website (http://www.ashland.com/investors). These documents are also available for free in print to any shareholder who requests them. Among the corporate governance practices followed by Ashland are the following:

•

Ashland has adopted Corporate Governance Guidelines. These guidelines provide the framework for the Board of Directors’ governance of Ashland and include a general description of the Board’s purpose, director qualification standards, retirement and resignation policies (which include a majority voting policy) and other responsibilities. The Corporate Governance Guidelines require that two-thirds of Ashland’s directors be independent, as defined by Ashland’s Director Independence Standards (the “Standards”), which are attached hereto as Appendix A.

•

Ashland also requires compliance with its code of business conduct entitled “Business Responsibilities of an Ashland Employee,” which applies to all of Ashland’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Ashland intends to post any amendments or waivers of the code (to the extent applicable to Ashland’s directors and executive officers) on Ashland’s website or in a current report on Form 8-K.

•

Each of Ashland’s Board Committees, including the G&N Committee, Audit Committee, and Personnel and Compensation Committee (the “P&C Committee”), has adopted charters defining their respective purposes and responsibilities.

•	Only independent directors, as defined in the Standards, may serve on the Audit Committee, G&N Committee, and P&C Committee of the Board.

•

Ashland has designated a Lead Independent Director to coordinate the activities of the independent directors. The Lead Independent Director must be an independent director and is appointed by the Board. In addition to the duties of all Board members, the Lead Independent Director advises the Chairman of the Board. The Lead Independent Director also coordinates with the Chairman of the Board to determine the appropriate schedule of meetings; places any item he or she determines is appropriate on the Board’s agenda; directs that specific materials be included in Board mailings and works with the G&N Committee to assess the quality, quantity and timeliness of the flow of information from management to the Board; directs the retention of consultants and advisors to report directly to the Board; coordinates with the G&N Committee to oversee compliance with Ashland’s Corporate Governance Guidelines and to recommend appropriate revisions thereto; and develops the agenda for and coordinates executive sessions of the Board’s independent directors and acts as principal liaison with the independent directors and the Chairman of the Board and Chief Executive Officer on sensitive matters. The non-management directors of the Board have designated Mr. Solso to serve in this capacity through Ashland’s 2009 Annual Meeting.

•	The Board, and each Committee of the Board, has the authority to engage independent consultants and advisors.

Director Independence and Certain Relationships

The Board of Directors has adopted the Standards to assist in its determination of director independence. To qualify as independent under these Standards, the Board must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

Pursuant to the Standards, the Board of Directors undertook a review of director independence in November 2007. During this review, the Board considered relationships and transactions between each director, any member of his or her immediate family, and his or her affiliates, and Ashland and its subsidiaries and affiliates. As provided for in the Standards, the purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of the review, the Board of Directors affirmatively determined that Messrs. Drew, Hale, Jackson, Perry, Schaefer, Solso, Turner and Ward and Mmes. Healy and Ligocki are each independent of Ashland and its affiliates. Mr. O’Brien, Ashland’s Chief Executive Officer, is the only director determined not to be independent of Ashland.

In the normal course of business, Ashland had transactions with other corporations where certain directors are executive officers. None of the transactions were material in amount as to Ashland and none were reportable under the federal securities laws. Ashland’s Board of Directors has concluded that the following relationships between Ashland and the director-affiliated entities are immaterial pursuant to the Standards and the G&N Committee has determined that the transactions are not “Related Person Transactions”, as defined in the Related Person Transaction Policy.

Kathleen Ligocki, a director of Ashland, was the Chief Executive Officer of Tower Automotive, Inc. (“Tower”) until August 2007. During fiscal 2007, Tower paid Ashland approximately $126,000 for certain products.

George A. Schaefer, Jr., a director of Ashland, is Chairman of the Board of Fifth Third Bancorp (“Fifth Third”) and was the Chief Executive Officer until April 2007. During fiscal 2007, Ashland paid Fifth Third approximately $112,000 as fees for routine banking services. Additionally, Ashland has standard revolving credit agreements with Fifth Third. There are no outstanding balances for funds borrowed under these agreements.

Theodore M. Solso, a director of Ashland, is Chairman of the Board and Chief Executive Officer of Cummins Inc. (“Cummins”). During fiscal 2007, Ashland paid certain royalty and other payments to Cummins and its consolidated subsidiaries totaling approximately $468,000, and Cummins paid Ashland approximately $2.7 million for goods and services. Ashland’s payments to Cummins principally reflect a royalty on sales of Valvoline’s Premium Blue E Engine Oil® co-branded products. The monies paid to Ashland by Cummins were primarily paid for the initial fill of the engines with oil and lubricants, as well as for lubricants supplied to Cummins and its distributors. Additionally, Valvoline and Cummins are partners in joint ventures in India, China, Argentina, Brazil and the United Kingdom. The joint ventures market lubricants for servicing heavy duty engines and equipment.

Michael J. Ward, a director of Ashland, is Chairman of the Board and Chief Executive Officer of CSX Corporation (“CSX”). In fiscal 2007, Ashland paid CSX and its subsidiaries approximately $13.2 million for transportation services, and CSX paid Ashland approximately $267,000 for certain products and/or services.

Related Person Transaction Policy

Federal securities laws require Ashland to describe any transaction, since the beginning of the last fiscal year, or any currently proposed transaction, in which Ashland was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director. Companies are also required to describe their policies and procedures for the review, approval or ratification of any related person transaction.

Pursuant to Ashland’s code of business conduct, and annual review of director independence, Ashland has long had procedures in place to monitor related person transactions. Upon the recommendation of the G&N Committee, the Board adopted a formal written Related Person Transactions Policy in March 2007 (the “Policy”).

Pursuant to the Policy, the G&N Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) Ashland is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Transactions between Ashland and any firm, corporation or entity in which a related person is an executive officer or general partner, or in which any related persons collectively hold more than 10% of the ownership interest, are also subject to review under the Policy.

Under the Policy, Ashland’s directors and executive officers are required to annually identify potential transactions with related persons or their firms that meet the criteria set forth in the Policy, and management is required to forward all such disclosures to the G&N Committee. The G&N Committee will review each disclosed transaction to determine if it is a transaction with a related person. The G&N Committee has discretion to approve, disapprove or otherwise act if a transaction is deemed to be a related person transaction. Only disinterested members of the G&N Committee may participate in the determinations made with regard to a particular transaction. If it is impractical to convene a meeting of the G&N Committee, the Chair of the G&N Committee is authorized to make a determination and promptly report such in writing to the other G&N Committee members. All determinations made under the Policy are required to be reported to the full Board of Directors.

Certain transactions have been determined by the Board of Directors to NOT be related person transactions, and therefore fall outside the scope of the Policy, even if such transactions exceed $120,000 in a fiscal year. Those exceptions are:

a.	compensation to a Director or executive officer which is or/will be disclosed in Ashland’s proxy statement;

b.	compensation to an executive officer which is approved by the P&C Committee and would have been disclosed in Ashland’s proxy statement if the executive officer was a “named executive officer;”

c.	a transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

d.	a transaction that involves services as a bank depository of funds, transfer agent, registrar, indenture trustee, or similar services; and

e.	a transaction in which the related person’s interest arises solely from the ownership of Ashland stock and all shareholders receive the same benefit on a pro rata basis.

Communication with Directors

The Board of Directors has established a process by which shareholders and other interested parties may communicate with the Board. Persons interested in communicating with the Board, or with a specific member or Committee of the Board, may do so by writing to the Lead Independent Director in care of the General Counsel of Ashland, 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Communications directed to the Lead Independent Director will be reviewed by the General Counsel and distributed to the Lead Independent Director as well as to other individual directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the correspondence. Communications that are not related to the duties and responsibilities of the Board, or are otherwise inappropriate, will not be forwarded to the Lead Independent Director, although all communications directed to the Board will be available to any director upon request.

Attendance at Annual Meeting

Ashland has a policy and practice of strongly encouraging all directors to attend the Annual Meeting. At the Annual Meeting held on January 25, 2007, ten of Ashland’s eleven then current directors were present.

Executive Sessions of Directors

The non-employee directors ordinarily meet in executive session in connection with each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. The Audit, P&C, and G&N Committees of the Board generally meet in executive session during every Committee meeting. Other Board Committees meet in executive sessions as appropriate in the discretion of the committee members.

Shareholder Recommendations for Directors

The G&N Committee considers director candidates recommended by other directors, employees and shareholders, and is authorized, at its discretion, to engage a professional search firm to identify and suggest director candidates. Written suggestions for director candidates should be sent via registered, certified, or express mail to the Corporate Secretary of Ashland at 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Such suggestions must be received no later than September 1, 2008, to be considered by the G&N Committee for inclusion as a director nominee for the 2009 Annual Meeting. Suggestions for director candidates should include all information required by Ashland’s By-laws, and any other relevant information, as to the proposed candidate. The G&N Committee selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee will review all director candidates in accordance with its charter and Ashland’s Corporate Governance Guidelines, and it will identify qualified individuals consistent with criteria approved by the Board of Directors. The G&N Committee shall select individuals as director nominees who exhibit the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective in serving the interests of Ashland’s shareholders. Additionally, the G&N Committee shall seek director candidates who exhibit the following personal and professional qualifications: (1) significant experience in either the chemical, construction, or consumer marketing industries; (2) product or process innovation experience; (3) international business expertise; (4) diverse experience in policy-making in business, government, education and/or technology, or in areas that are relevant to Ashland’s global business and strategy; (5) possess an inquisitive and objective nature, practical wisdom and mature judgment; and (6) the ability to work with Ashland’s existing directors and management. Individuals recommended by shareholders in accordance with these procedures will be evaluated by the G&N Committee in the same manner as individuals who are recommended through other means.

In fiscal 2005, Ashland settled a shareholder derivative lawsuit brought in 2002. In settling the action, Ashland agreed, among other things, to solicit from its major shareholders director candidates and to nominate a qualified candidate for election to the Board of Directors. A number of Ashland’s major shareholders have provided names of potential director candidates. Ashland’s G&N Committee has assessed the qualifications of those individuals and has contacted candidates to determine their interest in joining Ashland’s Board. To date, no candidate has been able to serve on Ashland’s Board.

Shareholder Nominations of Directors

In order for a shareholder to nominate a director at an Annual Meeting who is not otherwise nominated by the G&N Committee, Ashland’s By-laws require that a shareholder provide written notice of intent to nominate a director not later than 90 days prior to the Annual Meeting (if the Annual Meeting is held on the last Thursday in January). For an Annual Meeting held earlier than the last Thursday in January, notice must be given within 10 days of the first public disclosure of the date of the Annual Meeting. Public disclosure may include a public filing with the SEC.

The notice must contain the following information:

•	The name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated;

•

A representation that the shareholder is a shareholder of record of Ashland Common Stock entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy to make the nomination(s) specified in the notice;

•

A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder. The other person(s) must be named in the notice;

•	Information about each nominee that would be required in a proxy statement, according to the rules of the SEC, had the nominee been proposed by the Board of Directors;

•	The consent of each nominee to serve as a director if so elected; and

•	A representation as to whether or not the shareholder will solicit proxies in support of his or her nominee(s).

The chairman of any meeting of shareholders to elect directors and the Board of Directors may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors has five committees: Audit Committee; Environmental, Health and Safety Committee; Finance Committee; G&N Committee; and P&C Committee. All Committees are composed entirely of independent Directors. During fiscal 2007, seven meetings of the Board were held. Each current director attended at least 82.4% of the total meetings of the Board and the Committees on which he or she served. Overall attendance at Board and Committee meetings was 96.6%. The following table describes the members of each of the Committees, its primary responsibilities and the number of meetings held during fiscal 2007.

Meetings and Current Members	Summary of Responsibilities

AUDIT COMMITTEE

Meetings in fiscal 2007: 6

The Committee also met four times to discuss and review Ashland’s earnings and to approve Ashland’s earnings press releases.

Members:

Roger W. Hale (Chairman)

Ernest H. Drew

Bernadine P. Healy

George A. Schaefer, Jr.

Michael J. Ward

•     Oversees Ashland’s financial reporting process

•     Oversees the implementation and maintenance of effective systems of internal accounting and financial controls (including internal control over financial reporting)

•     Oversees performance of Ashland’s internal audit function and independent auditors

•     Selects independent auditors based on qualification and independence and approves audit fees and services performed by independent auditors

•     Reviews Ashland’s legal and regulatory compliance programs

•     Provides direct and open avenue of communication between Ashland’s internal auditors, its independent auditors, its general counsel and the Board of Directors

•     Oversees Ashland’s risk management programs

ENVIRONMENTAL, HEALTH AND SAFETY COMMITTEE Meetings in fiscal 2007: 2 Members: Ernest H. Drew (Chairman) Bernadine P. Healy Kathleen Ligocki Barry W. Perry John F. Turner

•     Oversees and reviews Ashland’s environmental, health and safety policies, programs and practices

•     Oversees and reviews environmental, health and safety regulatory trends, including Ashland’s overall compliance, remediation and sustainability efforts

•     Oversees selection of Ashland’s environmental, health and safety compliance advisors

FINANCE COMMITTEE Meetings in fiscal 2007: 2 Members: Michael J. Ward (Chairman) Roger W. Hale Kathleen Ligocki George A. Schaefer, Jr. John F. Turner

•     Reviews Ashland’s current and contemplated funding requirements

•     Oversees significant financial issues such as capital structure, dividend action, offerings of debt or equity securities and major borrowings

•     Reviews post audits of major investments

•     Oversees funding and investment policy related to employee benefit plans

•     Monitors and reviews Ashland’s use of derivatives

Meetings and Current Members	Summary of Responsibilities
GOVERNANCE AND NOMINATING COMMITTEE Meetings in fiscal 2007: 5 Members: Mannie L. Jackson (Chairman) Ernest H. Drew Bernadine P. Healy George A. Schaefer, Jr. Theodore M. Solso

•     Recommends nominees for the Board of Directors and its Committees

•     Reviews suggested potential candidates for the Board

•     Recommends desirable size and composition of the Board and its Committees

•     Recommends to the Board programs and procedures relating to director compensation, evaluation, retention and resignation

•     Reviews corporate governance guidelines, corporate charters and proposed amendments to the articles and by-laws of Ashland

•     Assists the Board in ensuring the Board’s independence as it exercises its corporate governance and oversight roles

•     Oversees the evaluation of the Board

•     Reviews the process for succession planning for the executive management of Ashland

•     Reviews and makes recommendations to address shareholder proposals

PERSONNEL AND COMPENSATION COMMITTEE Meetings in fiscal 2007: 5 Members: Theodore M. Solso (Chairman) Mannie L. Jackson Kathleen Ligocki Barry W. Perry Michael J. Ward

•     Approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer

•     Reviews and approves compensation and sets performance criteria for compensation programs for all key senior executives and elected officers

•     Oversees the execution of senior management succession plans

•     Approves any employment agreements, consulting arrangements, severance or retirement arrangements, change-in-control agreements, and/or any other special or supplemental benefits covering any current or former executive officer

•     Oversees the design and administration of Ashland’s compensation, benefit and retirement plans

•     Oversees preparation of Committee’s report on executive compensation

Personnel and Compensation Committee Interlocks and Insider Participation

The members of the P&C Committee for fiscal 2007 were Theodore M. Solso (Chairman), Mannie L. Jackson, Kathleen Ligocki, Barry W. Perry and Michael J. Ward. There were no impermissible interlocks or inside directors on the P&C Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Principles and Objectives of Ashland’s Executive Compensation Program

Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive our strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program is designed to reflect the individual executive’s contribution and the performance of Ashland. The core principles of Ashland’s approach to executive compensation design and evaluation are as follows:

•

Programs should create alignment between the interests of our executives and those of our shareholders by ensuring that compensation opportunity for executives is linked to the building of shareholder value through the achievement of the financial and strategic objectives of Ashland.

•	Programs should provide competitive, market-driven compensation to attract and retain executive talent for the long-term.

•

Compensation should generally be targeted at the median of the market when compared to the compensation of individuals in similar-sized organizations in the chemical industry as well as general industry.

•	The concept of opportunity is important. We believe individuals should have the opportunity to do well when Ashland does well, and that total compensation should vary in relation to our performance.

•

There should be a balance between fixed and variable compensation, with variable compensation constituting a larger portion of an executives’ total compensation the more senior the executive. The targeted pay mix for an executive should also be aligned with market competitive practices.

•	Programs should promote ownership of Ashland stock to align the interests of management and shareholders.

This Compensation Discussion and Analysis discusses the overall executive compensation policies and practices at Ashland and specifically analyzes the total compensation for the following named executive officers:

•	James J. O’Brien, Chairman and Chief Executive Officer

•	J. Marvin Quin, Senior Vice President and Chief Financial Officer

•	David L. Hausrath, Senior Vice President and General Counsel

•	Samuel J. Mitchell, Vice President and President, Ashland Consumer Markets

•	Frank L. Waters, Vice President and President, Ashland Performance Materials and Ashland Water Technologies

•	Gary A. Cappeline, retired Senior Vice President and Chief Operating Officer, Chemical Sector*

*Mr. Cappeline was no longer an executive officer of Ashland effective October 9, 2006. However, Mr. Cappeline’s employment continued until December 31, 2006, at which time he retired.

Oversight of Ashland’s Executive Compensation Program

The Personnel & Compensation Committee’s Role

The P&C Committee is composed of independent directors and is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The P&C Committee regularly reviews Ashland’s compensation practices, and when making decisions considers:

•	Ashland’s compensation philosophy;

•	Ashland’s financial and operating performance;

•	Individual performance of executives;

•	Compensation policies and practices for Ashland employees generally; and

•	Practices and executive compensation levels within peer and similarly-sized general industry companies.

The P&C Committee’s primary responsibilities are to:

•

Review and approve on an annual basis, the goals and objectives of the Chief Executive Officer. The P&C Committee annually evaluates the Chief Executive Officer’s performance in light of these established goals and objectives and, together with other independent Board members, sets the Chief Executive Officer’s annual compensation, including base salary, annual and long-term incentives and equity compensation;

•	Review and approve compensation of all key senior executives and elected corporate officers;

•

Approve any employment agreements, consulting arrangements, severance or retirement arrangements, change-in-control agreements, and/or any special or supplemental benefits or provisions covering any current or former executive officer of Ashland;

•

Oversee the implementation and administration of the compensation plans of the Company, including pension, welfare, incentive and equity-based plans, and ensure that these plans are consistent with the Company’s general compensation policies;

•	Oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility; and

•	Oversee the development and execution of Chief Executive Officer and senior management succession plans and report to the Board periodically on such plans.

The P&C Committee may form and delegate authority to subcommittees made up of P&C Committee members in regard to any of the above responsibilities.

In determining and administering the executive compensation programs the P&C Committee takes into consideration:

•

Recommendations of the Chief Executive Officer and the Vice President, Human Resources and Communications regarding potential changes to named executive officer compensation based on performance, competitiveness, personnel and organizational changes, regulatory issues, strategic initiatives and other matters;

•

Information provided by the Human Resources-Global Total Rewards function at Ashland, which acts as a liaison between the P&C Committee and its compensation consultant and collects information and prepares materials for the P&C Committee’s use in compensation decisions; and

•

Advice of an outside, independent, executive compensation consultant on all aspects of executive compensation, including comparison to the practices and executive compensation levels within peer and non-peer companies.

Management’s Role

Management plays an important role in the process of setting compensation for executives, other than the Chief Executive Officer. The Chief Executive Officer (and the other members of the Executive Committee in certain instances), in consultation with the P&C Committee’s independent executive compensation consultant and the Vice President, Human Resources and Communications develops compensation recommendations including:

•	business performance targets and objectives;

•	plan design changes based on competitive analysis of executive pay practices;

•	individual performance evaluations;

•	restricted stock grants;

•	adjustments to annual incentive payments; and

•	adjustments to target long-term incentive grants.

The Chief Executive Officer takes various factors into consideration when making individual compensation recommendations including: the relative importance of the executive’s position within the organization; the individual tenure and experience of the executive; and the executive’s individual performance and contributions to Ashland’s results.

Independent Executive Compensation Consultant’s Role

The P&C Committee directly engaged Deloitte Consulting LLP (“Deloitte”) in fiscal year 2006 to serve as the outside advisor on executive compensation matters and to conduct a review of Ashland’s executive compensation program. The initial assessment consisted of reviews of:

•	the competitiveness of compensation provided to Ashland’s key executives;

•	Ashland’s peer group for pay and performance comparisons;

•	Ashland’s annual and long-term incentive plans;

•	Ashland’s executive stock ownership guidelines; and

•	Ashland’s executive employment agreements for key executives.

In addition to the initial review, Deloitte was also engaged to conduct the following on-going work on behalf of the P&C Committee: review of competitive pay practices for outside board members; as needed, reviews of other components of Ashland’s compensation programs including: benefits, perquisites, deferred compensation plans, severance policies and change in control provisions; updates regarding trends in executive and outside board compensation practices; updates regarding changes in regulatory and legislative developments; and reviews of the policies, procedures and charter of the P&C Committee to ensure the P&C Committee is compliant with corporate governance requirements.

In addition to the compensation services provided by Deloitte to the P&C Committee, Deloitte affiliates provided certain services to Ashland consisting of (i) tax services and other tax related services; (ii) merger and acquisition integration consulting services, and (iii) information technology consulting. The P&C Committee believes that, given the nature of these projects, the additional assignments described above did not impair Deloitte’s ability to provide an independent perspective to the P&C Committee’s deliberations about executive compensation.

Factors Considered In Determining Executive Compensation

Competitive Benchmarking

In order that executive compensation is market competitive, Ashland benchmarks against published survey information that includes chemical, general and non-durable goods manufacturing companies. Compensation data from the published surveys is size adjusted, based on regression analysis to appropriate revenue levels, either to Ashland overall or to the respective unit of the Company, depending on the position being assessed. For the most recent review of competitive pay and pay practices conducted in 2006, the following survey sources were used:

•	Towers Perrin “custom data cut” (an analysis based on eighteen companies in the chemical industry)

•	ERI Economic Research Institute—Executive Compensation Assessor

•	Watson Wyatt 2005/2006 Top Management Compensation Calculator

•	William M. Mercer 2006 Executive Compensation Survey

•	William M. Mercer 2006 Long-Term Incentive and Equity Survey

As part of their analysis of Ashland’s executive compensation programs, Deloitte provided data from these surveys to the P&C Committee as a resource for their deliberations on executive compensation matters.

Ashland also benchmarks executive compensation against that of a select group of peer companies (“Compensation Peer Group”). Competitive compensation data is gathered for the Chief Executive Officer, Chief Financial Officer, General Counsel and where available Division President roles from the most recently available proxy statements of the Compensation Peer Group companies. The current Compensation Peer Group was reviewed and approved by the P&C Committee in July 2006. The Compensation Peer Group is comprised of seventeen companies in the Specialty Chemicals and Chemical Distribution Industries listed in descending order based upon market capitalization, as follows:

Company	Market Capitalization (in Millions)(1)	Revenues (in Millions)(2)
Rohm & Haas Co.	$10,868.6	$ 7,994.0
Ecolab Inc.	$10,400.8	$ 4,534.8
Sigma-Aldrich Corp.	$ 4,806.1	$ 1,666.5
International Flavors & Fragrances	$ 3,173.0	$ 2,829.6
Airgas Inc.	$ 2,940.5	$ 4,042.7
Lubrizol Corp	$ 2,810.2	$ 2,714.0
Valspar Corp	$ 2,712.5	$ 3,312.4
Cytec Industries Corp	$ 2,566.1	$ 2,925.7
FMC Corp.	$ 2,532.1	$ 2,150.2
Nalco Holding Co.	$ 2,493.6	$ 1,993.4
RPM International Inc.	$ 2,226.5	$ 2,986.6
Chemtura Corp	$ 2,198.6	$ 2,555.7
Albemarle Corp.	$ 2,194.4	$ 2,107.5
Cabot Corp.	$ 2,167.8	$ 2,125.0
Hercules Inc.	$ 1,739.6	$ 2,069.0
PolyOne Corp	$ 808.6	$ 2,450.6
A. Schulman Inc.	$ 719.0	$ 1,435.6

Average	$ 3,374.0	$ 2,934.9
Median	$ 2,532.1	$ 2,555.7

Ashland Inc. (excluding APAC)(3)	$4,699.50	$6,790.00
	87th percentile	98th percentile

(1)	As of July 11, 2006
(2)	As of the most recent fiscal year end prior to July 11, 2006
(3)	Excludes revenues from APAC operations that were sold in fiscal 2006

The assessment of Ashland’s executive compensation is based primarily on published survey data because Ashland is one of the largest companies on a revenue and market capitalization basis when compared to the Compensation Peer Group. The P&C Committee will continue to monitor the Compensation Peer Group to ensure that it continues to provide a reasonable comparison basis for executive compensation.

Relative Performance Comparisons

In order to align Ashland’s Executive Compensation Program with the interests of shareholders and to reinforce the concept of pay for performance, Ashland uses relative performance as compared to a select peer group (“Performance Peer Group”) for determination of awards under its Long-Term Incentive Program described on page 34 of this analysis. Return on Investment (ROI) and Total Shareholder Return (TSR) performance are the measures compared. Ashland must achieve median performance relative to the Performance Peer Group in order for eligible executives to earn a target award under the Long-Term Incentive Plan. The Performance Peer Group is a sub-set of the S&P Diversified and Specialty Chemical Indexes. The indexes were adjusted to exclude companies with market capitalizations above $35 billion or below $0.5 billion as of July 2006. Ashland believes that the use of published indexes as the basis for developing the Performance Peer Group ensures a sufficient level of objectivity. The P&C Committee approved the Performance Peer Group* in November 2006 and it includes the following companies:

A. Schulman Inc.	FMC Corp.	OM Group Inc.
Albemarle Corp.	H.B. Fuller Company	PolyOne Corporation
Arch Chemicals	Hercules Inc.	PPG Industries Inc.
Cabot Corp.	International Flavors & Fragrances	Rohm and Haas Co.
Chemtura Corp.	Lubrizol Corp.	RPM International, Inc.
Cytec Industries Inc.	Macdermid Inc.*	Sensient Technologies Corp.
Eastman Chemical Company	Mineral Technologies Inc.	Sigma-Aldrich
Ecolab Inc.	Olin Corporation	Valspar Corp.
Ferro Corporation

*	During 2007 Macdermid Inc. was removed from the peer group. Macdermid Inc. was purchased and is no longer a stand-alone, publicly-traded entity.

As noted above, the Company uses two peer groups, one for financial performance comparisons, the Performance Peer Group, and one for competitive compensation comparisons, the Compensation Peer Group. While 13 companies are common to both peer groups, we believe the use of these two different peer groups provides the most appropriate comparisons for pay levels and relative financial performance.

Individual Performance Evaluation: Chief Executive Officer

The P&C Committee evaluates the Chief Executive Officer’s performance based on Ashland’s financial performance, the accomplishment of Ashland’s long term strategic objectives, and the accomplishment of annual objectives and reviews its determination with the other independent members of the Board. The Chief Executive Officer reviews status of performance against objectives with the Board at mid-year and again after the close of the fiscal year. The Chief Executive Officer’s individual performance against objectives is used for compensation purposes by the P&C Committee primarily in consideration of a merit adjusted, base salary increase.

For fiscal year 2007, employees eligible for incentive compensation participate in an individual performance pool designed to recognize outstanding individual performance. Mr. O’Brien is not eligible to participate in the individual performance pool component of the incentive compensation plan. As a result, the determination of Mr. O’Brien’s 2007 annual incentive payment was based entirely on predetermined financial measures. The annual incentive compensation plan is explained in further detail on page 31 of this analysis.

Individual Performance Evaluations: Named Executive Officers other than the Chief Executive Officer

At the beginning of each fiscal year each named executive officer (excluding the Chief Executive Officer) and certain other officers jointly set their annual, individual performance objectives with the Chief Executive Officer. Performance against objectives is reviewed throughout the year on a quarterly basis. At the end of the fiscal year the Chief Executive Officer conducts a final review with each of his direct reports, including each named executive officer. The Chief Executive Officer then submits to the P&C Committee a performance assessment and compensation recommendation for each of the other named executive officers as well as for most other executive officers. The performance evaluations are based on factors such as achievement of Company and individual objectives and contributions to the financial performance of Ashland. Individual performance of the named executive officers is used by the Chief Executive Officer and P&C Committee primarily in consideration of individual, merit determined base salary increases. In addition, individual performance is used in consideration of awards under the individual performance pool of the incentive compensation plan. None of the named executive officers received an individual performance award under this component of the incentive compensation plan in 2007.

Tally Sheets

Compensation tally sheets for each named executive officer were prepared by Deloitte and reviewed most recently by the P&C Committee in January 2007. All tally sheet information was also shared with the Board and the tally sheet data for Mr. O’Brien was specifically reviewed. The P&C Committee primarily uses the tally sheet information as an overview of the Chief Executive Officer’s total compensation including the value of equity holdings, an inventory of stock options and SARs, restricted shares and performance shares, and as an analysis of the realized value of equity awards exercised. In addition, the P&C Committee reviews a summary of severance benefits that would be paid upon termination of Mr. O’Brien’s employment under various scenarios to determine the appropriateness of such benefits. The scenarios included in the review are: termination without cause or for good reason after a change in control; termination by the Company without cause in the absence of a change of control; and voluntary termination. The tally sheets provide the P&C Committee a comprehensive overview of most executive compensation components and serve as background information for future compensation decisions.

Elements of Ashland’s Executive Compensation Program

The compensation program consists of the following elements of pay:

Annual Cash Compensation

•	Base Salary

•	Annual Incentive Compensation

Long-Term Incentive Compensation

•	Long-Term Incentive Program (“LTIP”)—Performance Shares/Units

•	Stock Options and Stock Appreciation Rights (“SARs”)

•	Restricted Shares

Retirement Benefits

Health and Welfare Benefits

Executive Perquisites

Employment/Change in Control Agreements

Pay Mix

Base salary represents a small (less than 20 percent) portion of the Chief Executive Officer’s target compensation and approximately 30 percent of other named executive officers’ target compensation. In fact, on average, at least 70 percent of annual compensation for Ashland’s named executive officers varies each year based primarily upon Ashland’s financial performance. The following charts show the 2007 Total Direct Compensation* mix (based on targeted compensation).

*	Total Direct Compensation represents the sum of base salary + target annual incentive + target long-term incentive.

The components of the Ashland executive total compensation package are generally targeted at the median level of peer and non-peer companies (described under Factors Considered in Determining Executive Compensation), with the exception of the short-term (annual) incentive which is targeted at the top-quartile or 75th percentile of the market. As a result of the higher than median target opportunity for annual incentive, the Board sets appropriately aggressive annual financial performance targets as more fully described under the Annual Incentive Compensation section on page 31.

Annual Cash Compensation

Annual cash compensation consists of market-competitive, performance-driven base salary and our annual incentive compensation. Annual cash compensation for our named executive officers is aligned with the median of the competitive market based on achievement of median financial performance by the Company.

Base Salary

Base salaries are the foundation for most of the compensation programs provided to named executive officers as annual incentive payments, long-term incentive grants, and most benefits are linked to base salary. Base salary is designed to compensate executives for services rendered during the fiscal year and for their sustained performance. Base salaries are targeted at the 50th percentile of salaries for individuals having similar jobs in similarly-sized companies in the specialty chemical and general industries. Competitive salary ranges are established for executive positions (including each named executive officer) with the midpoint of the salary range representing the approximate median level of base pay in the competitive market for each position.

Generally, Ashland believes that base salary is within the range of competitive practice if it is 20% above or below our desired target. The initial executive compensation review conducted by Deloitte in 2006 showed that each of the named executive officers was paid between the 45th and 60th percentiles of the market except for Mr. Quin, whose base salary approximated the 70th percentile and is a reflection of his long tenure and significant contributions to Ashland.

Base salary increases are a reflection of individual performance and of an individual’s pay relative to the salary range midpoint for his or her position. The merit increase process (merit guideline) that is used for most employees including the named executive officers provides for greater increases to the highest-performing employees, up to a maximum of 120% of the salary range midpoint. The merit guideline also provides for greater increases to employees who are below their salary range midpoint and are meeting acceptable performance levels. For 2007 the merit guideline provided for an average merit increase of 3% for an employee whose salary was between 90% and 100% of his or her salary range midpoint and who had performance that met expectations. An employee with the same position relative to their salary range midpoint but whose performance was determined to be at the highest level under Ashland’s performance management system was generally recommended to receive an average increase of 6%. An employee whose performance met expectations but whose salary was above 100% of the salary range midpoint for his or her role received on average a 2% increase.

The Chief Executive Officer uses the merit guideline as the basis for his salary increase recommendations for named executive officers (excluding himself) and other corporate officers. The Chief Executive Officer has the discretion to adjust merit increase recommendations from the guideline suggested amount based upon such factors as internal equity and individual performance. The P&C Committee reviews the market data provided by Deloitte and the individual performance evaluations and merit increase recommendations submitted by the Chief Executive Officer and approves salary increases for the named executive officers and other corporate officers.

After reviewing the merit guideline, the competitive market data and the Chief Executive Officer’s individual performance relative to pre-established objectives (including a review of the Chief Executive Officer’s self assessment), the P&C Committee, in executive session without management present, develops a recommended salary increase for the Chief Executive Officer. Final compensation actions for the Chief Executive Officer are approved by the independent Board members. Base salary increases for most salaried employees including the named executive officers are typically effective the first pay period in April.

The base salary increases awarded in fiscal 2007 to the Chief Executive Officer and the other named executive officers were based upon the competitive pay analysis conducted by Deloitte in 2006 and the individual performance objectives established for fiscal year 2006. Mr. O’Brien’s base salary was determined to be below 100% of his competitive salary range midpoint. Mr. O’Brien’s primary performance objectives for 2006 included:

•	Achieve certain financial goals including budgeted net income, ROI, earnings per share and cash flow performance targets. (In 2006 all financial measures exceeded the budgeted performance levels.)

•	Improve the performance and complete a strategic alternative analysis for the APAC business. (In 2006 APAC’s operating income substantially exceeded budget and the successful sale of APAC for

$1.3 billion in cash to Oldcastle Material Inc. was completed. This transaction resulted in a $10.20 per share special dividend paid to shareholders).

After consideration the P&C Committee rated Mr. O’Brien’s performance at the highest level under Ashland’s performance management system. The P&C Committee used the salary increase guideline to establish a recommended salary increase for Mr. O’Brien. The combination of Mr. O’Brien’s performance evaluation with his pay level relative to the established salary range midpoint, resulted in a guideline recommended increase of approximately 5.5% and an actual base salary increase of $56,500. Using the same methodology, the approximate recommended base salary increases for all other named executive officers were as follows: Mr. Quin (2.0%), Mr. Hausrath (7.0%), Mr. Mitchell (2.5%) and Mr. Waters (6.0%).

Annual Incentive Compensation

The annual cash incentive is designed to compensate executives for the achievement of annual, primarily short-term performance goals. The named executive officers and approximately 120 additional senior employees participated in the 2007 incentive compensation plan. The plan provides an opportunity for each participant to earn a targeted percentage of base salary based on achievement of Company-wide or business unit performance targets. Mr. O’Brien’s target annual incentive opportunity is 120% of his base salary. The target annual incentive opportunity for each of the other named executive officers is 90% of their base salary. The target annual incentive opportunity is higher for the Chief Executive Officer relative to the other named executive officers based upon market competitive data.

In November 2006, the P&C Committee reviewed and approved measures and target performance levels for the 2007 incentive compensation. The 2007 performance measures used were Operating Income and “Cash Generation”*. The cash generation measurement focused on two key cash flow drivers, accounts receivable and inventory, and is measured on a percentage of sales basis. This measurement was chosen because cash flow, like Operating Income, is a critical measure of Ashland’s value. The P&C Committee believes the use of both of these measures helps balance management decision-making on both profit growth and working capital management. It also believes that these objectives represent measures that are important to our shareholders. The weighting and business unit focus of the measures for each named executive officer is as follows:

Messrs. O’Brien,	80% weight on Ashland’s Operating Income performance
Quin and Hausrath	20% weight on Ashland’s “Cash Generation” performance

Mr. Mitchell	40% weight on Ashland’s Operating Income performance
40% weight on Ashland Consumer Markets’ Operating Income performance
20% weight on Ashland Consumer Markets’ “Cash Generation” performance

Mr. Waters	40% weight on Ashland’s Operating Income performance
20% weight on Ashland Water Technologies’ Operating Income performance
20% weight on Ashland Performance Materials’ Operating Income performance
10% weight on Ashland Water Technologies’ “Cash Generation” performance
10% weight on Ashland Performance Materials’ “Cash Generation” performance

*	“Cash Generation” is defined as (accounts receivable + inventory)/ sales measured on a thirteen month average basis.

As with most components of Ashland’s compensation program, the plan rewards performance. For each of the measures previously listed, the P&C Committee established a minimum (hurdle), target and maximum performance level. The target annual incentive opportunity for each of the named executive officers is positioned at approximately the 75th percentile relative to market comparators to drive financial performance that approximates the top quartile relative to our peers. To validate that the performance targets under the annual incentive plan are sufficiently difficult, the P&C Committee compared Ashland’s 2007 performance targets to the projected earnings of the peer companies based on analysts’ estimates. Based on this review, the P&C Committee confirmed that the Company’s annual cash incentive targets required high levels of earnings growth relative to the peers. This was further substantiated by an assessment of Ashland’s projected return on investment compared to the historical performance of the peer companies. As a result, the P&C Committee believed that the 75th percentile annual incentive opportunities were commensurate with the performance required to achieve those target incentive payouts. The percentage of target award earned at each established performance level is as follows:

Performance Level	Percent of Target Award Earned	Average Performance at Level as a Percent of Target Performance
Hurdle	20%	70%
Median	80%	90%
Target	100%	100%
Maximum	150%	125%

Consistent with past practice and based on a core set of principles and criteria established at the beginning of the performance period, the P&C Committee adjusted the results on which 2007 incentives were determined to account for the effect of certain items. The adjustments were intended to ensure that award payments represent the underlying performance of the business and are not artificially inflated or deflated due to such items. Adjustments are reviewed thoroughly as soon as practical after they are identified. For 2007 the P&C Committee adjusted operating income for the effect of major asset impairments, certain gains on sales of assets, the impact of the cumulative effect of changes in accounting methodology, certain restructuring and other special items. On an adjusted basis, actual operating income performance for 2007 relative to target was as follows:

Operating Income Performance and Incentive Compensation Scores

FY2007—Adjusted Actual

($, Thousands)

Operating Unit	Hurdle (20% Payout)	Target (100% Payout)	Maximum (150% Payout)	2007 Adjusted Operating Income	Operating Income Component Percent of Target Award Earned
Performance Materials	$88,000	$125,000	$144,000	$90,885	26.9%
Distribution	$83,000	$121,000	$135,000	$49,742	0.0%
Valvoline	$43,000	$66,000	$79,000	$90,563	150.0%
Water Technologies	$25,000	$35,000	$42,000	$25,000	20.0%
Ashland Inc.	$198,000	$283,000	$353,000	$255,611	81.1%

On an adjusted basis, actual cash generation performance for 2007 relative to target was as follows:

Cash Generation Performance and Incentive Compensation Scores

FY2007—Adjusted Actual

Operating Unit	Hurdle (20% Payout)	Target (100% Payout)	Maximum (150% Payout)	2007 Adjusted Cash Generation	Cash Generation Component Percent of Target Award Earned
Performance Materials	21.2%	20.2%	19.2%	21.8%	0.0%
Distribution	21.9%	21.0%	20.3%	22.2%	0.0%
Valvoline	28.6%	27.9%	26.5%	27.3%	121.6%
Water Technologies	30.4%	29.6%	28.2%	29.5%	107.8%
Ashland Inc.	23.8%	22.9%	22.0%	23.8%	20.0%

Based on these results the annual incentives earned for fiscal 2007 performance were as follows:

Executive	Annual Incentive Target as a Percentage of Base Salary	Target 2007 Annual Incentive	Percent of Target Annual Incentive Earned	Actual 2007 Annual Incentive Paid
Mr. O’Brien	120%	$1,291,800	69%	$890,051
Mr. Quin	90%	$473,850	69%	$326,483
Mr. Hausrath	90%	$394,650	69%	$271,914
Mr. Mitchell	90%	$297,900	117%	$347,650
Mr. Waters	90%	$308,250	53%	$162,140

At approximately 70% of target award earned, Mr. O’Brien’s fiscal 2007 annual incentive is below competitive median, based on Ashland’s fiscal 2007 performance.

Long-Term Incentive Compensation

Ashland’s long-term incentive compensation is designed to reward key employees for achieving and exceeding long-term goals and driving shareholder return. It is also designed to foster stock ownership among executives. The performance measures used in Ashland’s long-term plan are different than those used in the annual incentive program. This is an intentional design element. The P&C Committee believes that shareholders interests are best served by balancing the focus of executives’ decisions between short-term and longer-term measures. Long-term incentive compensation is comprised primarily of two elements: performance shares (“LTIP”) and stock appreciation rights (“SARs”). Restricted Stock is also a component of long-term compensation, but it is granted on a very selective basis, rather than annually.

A review and redesign of Ashland’s long-term incentive plans was conducted as part of the comprehensive executive compensation assessment conducted by Deloitte in 2006. The proposed redesign, which was adopted starting with fiscal 2007, established an overall long-term incentive target by position. The long-term incentive targets for each of the named executive officers are positioned between the 50th and 75th percentiles of competitive practice. The target long-term incentive opportunity is expressed as a percentage of base salary or salary grade midpoint. Mr. O’Brien’s total long-term incentive target relative to that of the other named executive officers is a reflection of the competitive market data for similarly situated executives. The total long-term incentive targets for Ashland’s named executive officers for 2007 are as follows:

Named Executive Officer	Total Long-Term Incentive Target as a % of Salary
Mr O’Brien	400%
Messrs. Quin & Hausrath	175%
Messrs. Mitchell & Waters	135%

The total long-term incentive award opportunity is granted through a combination of performance shares and SARs in roughly a 50/50 mix for each of the named executive officers. The P&C Committee has the discretion to vary grant levels based upon internal equity comparisons and individual performance.

In January 2007, the P&C Committee approved the practice of making annual SAR and performance share grants concurrent with the date of the annual November P&C Committee meeting. This is consistent with the practice in calendar year 2006, but a change from the historical practice when stock options or SARs were granted annually at the September meeting and performance shares were approved at the November meeting. Ashland’s process for establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain.

Long-Term Incentive Program (“LTIP”)—Performance Shares/Units

The performance share/unit program for certain key employees is a long-term incentive tied to Ashland’s overall financial performance relative to the financial performance of the Performance Peer Group. It is designed to encourage and reward executives for achieving longer-term financial performance that meets or exceeds the relative financial performance of peers. The P&C Committee and management believe that the focus on relative performance encourages management to make decisions that create shareholder value.

Awards under the LTIP are granted annually, with each award covering a three-year performance cycle. The number of performance shares awarded is based on a targeted percentage of the employee’s base salary or salary grade midpoint and valued by the average of the closing prices of Ashland stock for the last ten business days of the prior fiscal year.

The following calculation showing how Mr. O’Brien’s target 2007 – 2009 LTIP grant was determined is illustrative of the overall grant determination process:

Mr. O’Brien’s base salary as of October 1, 2006:		$1,020,000
x	LTIP target as a percent of salary:	200%

=	Target 2007–2009 LTIP value:	$2,040,000

Target 2007–2009 grant: $2,040,000/$54.06* = 37,736 performance shares

*	average of closing prices of Ashland Common Stock for the 10 business days ended September 29, 2006, adjusted for the effect of the $10.20 per share special cash dividend paid on October 25, 2006.

Actual grants under the 2007-2009 LTIP for Ashland named executive officers were as follows:

Named Executive Officer	LTIP Target as a % of Salary	Number of Performance Shares Granted
Mr O’Brien	200%	37,736
Mr. Quin	80%	7,636
Mr. Hausrath	70%	5,303
Mr. Mitchell	70%	4,183
Mr. Waters	70%	4,183

In November 2006, the P&C Committee reviewed and approved measures and target performance levels for the 2007–2009 LTIP. For all participants including the named executive officers, the performance measures are Ashland’s return on investment (ROI) and Ashland’s total shareholder return (TSR) performance as compared to the Performance Peer Group over the three-year cycle. In choosing these measures the P&C Committee considered the performance measures used in the other components of Ashland’s executive compensation programs. ROI and TSR are believed to represent an appropriate balance to the shorter-term earnings and cash generation measures used in the annual incentive plan. By balancing the performance measures used, the overall program design encourages management to focus on the overall performance of Ashland and on value creation for our shareholders. ROI is a measurement of the effective use of capital. TSR is a measurement of shareholder value creation, and is defined as the change in Ashland’s stock price plus aggregate dividend payments over the performance period divided by the stock price at the beginning of the performance period.

Each of the performance measures in the LTIP is weighted equally and evaluated separately. The performance hurdle is the minimum performance that must be achieved to earn a payout under the stated objectives. For the 2007–2009 LTIP the hurdle was set at the 35th percentile. If Ashland’s performance is below the 35th percentile, no award is earned. To earn the target award, Ashland’s performance must be at the 50th percentile (median) relative to the peers. The performance maximum represents a level of performance that is at the 90th percentile or above, relative to the Performance Peer Group. If the maximum performance is achieved for both relative TSR and ROI, the award earned is 200% of the award opportunity at target. The following chart illustrates these award levels and the corresponding relative performance required:

Performance Level	Percentile Performance Relative to Performance Peer Group	Percent of Target Award Earned
Hurdle	35th percentile	25%
Target	50th percentile	100%
Maximum	90th percentile	200%

Stock Options and Stock Appreciation Rights (“SARs”)

Ashland’s employee stock option and SARs program is a long-term incentive plan designed to link executive compensation with increased shareholder value over time. For fiscal year 2007 Ashland changed the methodology for determining the number of SARs to be awarded from what had traditionally been a fixed share approach (fixed number of shares based on position) to a variable approach based on a target value determined as a percentage of an individual’s actual base salary or salary grade midpoint. The actual number of SARs granted is then determined by taking the target value for each participant and dividing by value of the average of the closing prices of Ashland stock for the last ten business days of the prior fiscal year as determined by the Black-Scholes method.

The following calculation showing how Mr. O’Brien’s target 2007 SAR grant was determined is illustrative of the overall grant determination process:

Mr. O’Brien’s base salary as of October 1, 2006:		$1,020,000
x	Target SAR value as a percent of salary:	200%

=	Target 2007 SAR value:	$2,040,000

Target SAR grant: $2,040,000/$17.039* = 119,725 SARs

*	Black-Scholes value of average of closing prices of Ashland Common Stock for the 10 business days ended September 29, 2006, adjusted for the effect of the $10.20 per share special cash dividend paid on October 25, 2006.

Actual grants for 2007 for Ashland named executive officers were as follows:

Named Executive Officer	SARs Target as a % of Salary	Number of SARs Granted
Mr O’Brien	200%	110,000	*
Mr. Quin	95%	29,000
Mr. Hausrath	105%	25,200
Mr. Mitchell	65%	12,300
Mr. Waters	65%	12,300

*	The P&C Committee has the discretion to vary the number of SARs granted from the target formula. For Mr. O’Brien, the actual amount granted for fiscal 2007 was approximately 185% of his salary.

All SARs are granted with an exercise price equal to the closing price of Ashland Common Stock on the New York Stock Exchange Composite Tape on the date of grant and are not re-valued if the stock price declines below the exercise price. SARs expire on the tenth anniversary plus one month from the date of grant. SARs vest over a three-year period as follows: 50% vest on the 1st anniversary of the grant date; an additional 25% vest on the 2nd anniversary of the grant date; and the final 25% vest on the 3rd anniversary of the grant date.

Restricted Shares

The P&C Committee may award restricted shares of Ashland Common Stock to key employees. A restricted share award is intended to reward superior performance and encourage continued employment with Ashland. The restricted shares may not be sold, assigned, transferred or otherwise encumbered during the restricted period.

The P&C Committee awarded 5,000 restricted shares to Mr. Quin in May 2007. The shares vest one third after one year, an additional one third after two years and are fully vested without restriction after three years. The award was made based upon a recommendation made by Mr. O’Brien to the P&C Committee regarding the importance of retaining Mr. Quin in his capacity as Chief Financial Officer beyond fiscal 2007. No other named executive officers received a restricted stock grant in 2007.

Stock Ownership Guidelines

Equity compensation encourages our executives to have a shareholder’s perspective in managing our Company. Consistent with this philosophy, the P&C Committee has established stock ownership guidelines for Ashland’s executive officers and designated key employees. Employees are subject to the Company’s stock ownership requirements if they participate in Ashland’s LTIP plan. Under these guidelines, each employee has five years from the date he or she becomes subject to a particular guideline to reach the minimum levels of Ashland common stock ownership identified by the P&C Committee. The current ownership guidelines are as follows:

Dollar Value of Ashland Common Stock
Chief Executive Officer	5x salary
All other named executive officers	3x salary
Certain other executives	2x salary
All other LTIP participants	1x salary

The P&C Committee reviews progress towards achieving the ownership guidelines for the covered employees on an annual basis. Based upon the 2007 review, all of the named executive officers had achieved their ownership requirement.

Any executive officer, who acquires Ashland stock by exercising options or SARs granted after February 2005, must retain 50% of the net shares acquired for at least 12 months or such earlier time as the individual ceases to be an executive officer of Ashland.

Retirement Benefits

The named executive officers participate in the same qualified and nonqualified retirement plans that are offered to the majority of Ashland’s qualifying U.S. employees. These plans are the Ashland Inc. and Affiliates Pension Plan (“Pension Plan”), the Ashland Inc. Employee Savings Plan, the Ashland Inc. Nonqualified Excess Benefit Pension (“Excess Plan”), the Ashland Inc. Supplemental Early Retirement Plan (“SERP”) and Ashland Inc. Deferred Compensation Plan for Employees (“Employees’ Deferral Plan”). The Pension Plan, Excess Plan and the SERP are described under the Pension Benefits table in this proxy statement and the Employees’ Deferral Plan is described under the Nonqualified Deferred Compensation table in this proxy statement.

Financial security in retirement is an important aspect of every employee’s compensation and this holds true for the named executive officers as well. The combination of tax qualified and non-qualified retirement plans is designed to assist the named executive officers in building savings for retirement over the term of their employment.

The Pension Plan and the Savings Plan (which is a 401(k) plan) are tax qualified vehicles to provide retirement benefits to the named executive officers and their families. The benefits in these plans are available to most U.S. based employees. The benefits are funded through trusts and are separate from the assets of the Company and by law are protected from the Company’s creditors. The Pension Plan provides a foundation for retirement security. Each named executive officer may build upon this foundation with his or her own savings and Company matching contributions through the Savings Plan.

The benefits that may be provided under these plans are limited by the Internal Revenue Code. Therefore, these plans standing alone cannot provide sufficient retirement income to the named executive officers when compared to their pay as an active employee. To make up for this gap in potential replacement income in retirement, the Company also offers the named executive officers non-qualified retirement plans that complement each other and the tax qualified plans.

The Excess Plan is coordinated with the Pension Plan to provide the part of the pension benefit that would have been paid through the Pension Plan but for the limitations on the permissible benefit under the Pension Plan. The Pension Plan does not include named executive officers’ variable compensation in its formula, so the SERP benefit is calculated using base compensation and incentive compensation. To avoid duplicative payments, the SERP benefit is reduced by the benefits from the Pension Plan and the Excess Plan.

The named executive officer’s contributions to the Savings Plan are also limited by law, which means their potential Company matching contributions are also limited. The Employee’s Deferral Plan allows the named executive officers to annually elect to contribute to it so that the named executive officers can save more using their own pay than they are allowed to save in the Savings Plan. The Company match that could not be made to the Savings Plan may also be made with regard to contributions the named executive officers elect to make to the Employees’ Deferral Plan. This option will no longer be available in calendar year 2008, but named executive officers will receive their lost Company match as additional compensation.

Health and Welfare Benefits

The health of all employees is important to the Company as is the need to provide for financial security to the families of employees who may become ill, or disabled, or die during active employment. To these ends, Ashland provides a wide variety of health and welfare benefit plans to a majority of its active United States workforce. These same plans are offered to the named executive officers for the same reasons as they are offered to the majority of the rest of the active workforce. These plans include medical, dental, vision, life, accidental death and dismemberment, business travel and accident coverage and long term care insurance. These benefits are targeted at median competitive levels.

Executive Perquisites

Perquisites do not comprise a major element of Ashland’s executive compensation program. The perquisites Ashland provides to the named executive officers and other selected executives may include the following as part of a comprehensive executive compensation package:

1.	Financial Planning (including tax preparation).
2.	Limited personal use of Company aircraft (at the discretion of the Chief Executive Officer).
3.	Executive car service.
4.	Home security alarm systems.

Mr. O’Brien participated in all of the above perquisite programs. The other named executive officers participated in some, but not all of the above perquisite programs.

The P&C Committee reviews the perquisites provided to executive officers as part of their overall review of executive compensation. The P&C Committee has determined the perquisites to be within the appropriate range of compensation practices. Details about the named executive officer’s perquisites, including the cost to the Company in fiscal 2007, are available in the Summary Compensation Table under the “All Other Compensation” column, with accompanying footnote and narrative.

Employment/Change in Control Agreements

Each of our named executive officers has an Employment Agreement that sets forth the economic consequences and entitlements under the following events:

•	termination without cause in the absence of a change in control; and

•	termination without cause or for good reason after a change in control.

The primary purpose of these protections in the context of a possible change in control is to align executive and shareholder interests by enabling the executives to assess possible corporate transactions without regard to the affect such transactions could have on their employment. The primary purpose of the agreement in the context of a termination without cause is to facilitate the executive’s transition to a new like position, recognizing that such positions are not widely available in the marketplace. Finally, these agreements are also incentives for the executive talent to remain employed with Ashland.

The P&C Committee engaged Deloitte to undertake a review of the agreements to assess the reasonableness of the benefits and provisions relative to average industry practices. This assessment was completed in August 2006. The P&C Committee also reviewed and evaluated officer tally sheets that summarized Ashland’s contractual obligations under various termination scenarios. Based on the information provided by Deloitte, the Committee concluded that the terms of the agreements were within the bounds of average industry practices and, therefore, appropriate.

A detailed description of these agreements is in the Potential Payments upon Termination or Change in Control table of this proxy statement.

Deductibility of Compensation

Ashland attempts to maximize the tax deductibility of its compensation. However, tax rules may limit the tax deductibility of certain types of non-performance based compensation paid to the named executive officers. As a result of these rules, it is expected that approximately $1 million of named executive officer compensation paid in 2007 will be nondeductible.

Ashland considers the tax deductibility of compensation awarded to the named executive officers, and weighs the benefits of: (1) awarding compensation that may be nondeductible against (2) contingencies required by the tax laws. The P&C Committee believes that in certain circumstances the benefit of awarding nondeductible compensation exceeds the benefit of awarding deductible compensation that is subject to contingencies derived from the tax laws instead of sound business discretion.

In addition, Ashland considers various other tax rules governing named executive officer compensation, including (but not limited to) tax rules relating to fringe benefits, qualified and non-qualified deferred compensation, and compensation triggered by changes in control.

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The P&C Committee has reviewed the Compensation Discussion and Analysis appearing on pages 23 through 38 of this proxy statement and discussed that Analysis with management. Based on its review and discussions with management, the P&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2007 and the Company’s proxy statement for its 2008 Annual Meeting of Shareholders. This report is provided by the following independent directors who comprise the P&C Committee:

PERSONNEL AND COMPENSATION

COMMITTEE

Theodore M. Solso, Chairman

Mannie L. Jackson

Kathleen Ligocki

Barry W. Perry

Michael J. Ward

Summary Compensation Table

The following table is a summary of compensation information for the fiscal year ended September 30, 2007 for Ashland’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers as of September 30, 2007. In addition, information is provided for one former executive officer, Gary A. Cappeline, who would have been included as one of the three other most highly compensated executive officers as of September 30, 2007, but for his separation from service prior to that date.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compen- sation (4) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (5) ($)	All Other Compen- sation (6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. J. O’Brien Chairman of the Board and CEO	2007	1,062,045	0	1,457,124	1,751,064	890,051	1,323,986	128,211	6,612,481

J. M. Quin Senior Vice President and CFO	2007	519,064	0	291,330	449,881	326,483	159,176	42,915	1,788,849

D. L. Hausrath Senior Vice President and General Counsel	2007	421,437	0	372,421	390,263	271,914	59,055	33,023	1,548,113

S. J. Mitchell Vice President and President of Ashland Consumer Markets	2007	325,574	0	200,412	191,855	347,650	105,060	31,904	1,202,455

F. L. Waters Vice President and President, Ashland Performance Materials and Ashland Water Technologies	2007	337,054	0	174,240	209,807	162,140	156,100	29,321	1,068,662

G. A. Cappeline Former Senior Vice President; and Former President and COO-Chemical Sector (1)	2007	135,765	0	155,315	0	0	450,092	1,984,793	2,725,965

(1)	Effective October 9, 2006, Mr. Cappeline was no longer an executive officer of Ashland; however, his employment continued until December 31, 2006.

(2)	This column (e) shows the dollar amount recognized as an expense in fiscal year 2007 for financial reporting purposes measured in accordance with FAS 123R for (i) outstanding unvested restricted stock granted in fiscal 2007 or previous years and (ii) performance share unit awards (LTIP grants) granted for the 2005-2007, 2006-2008 and 2007-2009 performance periods. For restricted stock, the grant date fair value is calculated using the closing price of Ashland Common Stock on the date of grant. As noted in the Executive Employment Agreement section below in this proxy statement, Mr. Cappeline received accelerated vesting of restricted Ashland Common Stock. A portion of these shares were recognized as an expense in fiscal year 2007 for financial reporting purposes under FAS 123R and this expense is included in column (e).

For LTIP grants, the accrual for performance share units was based on an estimate of the likely performance achievement for expense purposes under FAS 123R. Any amounts actually paid are dependent on Ashland and peer performance achievements within the award’s applicable time period, which at this point are substantially uncertain. The LTIP is more particularly described in the Compensation Discussion and Analysis and under the Grants of Plan-Based Awards table in this proxy statement.

(3)	This column (f) shows the dollar amount recognized as an expense in fiscal year 2007 for financial reporting purposes under FAS 123R for SARs granted in prior years. Pursuant to SEC rules, these dollar amounts disregard the estimate of forfeitures related to service based vesting conditions. The grant date fair value is calculated using the Black-Scholes valuation model and various stock price assumptions as described in Note N to the Notes to Consolidated Financial Statements in Ashland’s 2007 Form 10-K.

(4)	This column (g) identifies the amounts paid in November 2007 for annual incentive awards established in early fiscal 2007 under Ashland’s annual incentive plan. The annual incentive is described in the Compensation Discussion and Analysis and under the Grants of Plan-Based Awards table in this proxy statement.

(5)	Because there are no above-market or preferential earnings on nonqualified deferred compensation arrangements, the amounts in column (h) represent only the one year change between September 30, 2006 and September 30, 2007 in the present value of accrued benefits under three plans, including a qualified defined benefit plan and two nonqualified defined benefit plans. This corresponds to the plans’ measurement date used for financial reporting purposes. However, the change in Mr. Cappeline’s present value of pension benefits is the difference between the values at September 30, 2006 and December 31, 2006, the date his employment ended and his benefit accruals ceased. These plans are more fully discussed in the narrative to the Pension Benefits table in this proxy statement.

The present values at September 30, 2006 and September 30, 2007 (December 31, 2006 in the case of Mr. Cappeline) were calculated based on the earliest age that a participant could receive an unreduced benefit (see the discussion under the Pension Benefits table in this proxy statement regarding the earliest retirement age under the various plans).

(6)	Amounts reported in this column (i) are composed of the following items:

	J. J. O’Brien	J. M. Quin	D. L. Hausrath	S. J. Mitchell	F. L. Waters	G. A. Cappeline
Employee Savings Plan Match (a)	$11,798	$12,375	$11,528	$12,375	$10,775	$1,067
Supplemental Employee Savings Plan Match (b)	44,473	16,516	10,726	5,481	5,768	6,400
Life Insurance Premiums (c)	2,654	3,064	1,400	475	482	635
Tax Reimbursements (d)	15,069	248	0	194	524	3,477
Severance Payments (e)	0	0	0	0	0	1,964,489
Other (f)	54,217	10,712	9,369	13,379	11,772	8,725

Total	$128,211	$42,915	$33,023	$31,904	$29,321	$1,984,793

(a)	The amounts in this row represent the contributions by Ashland to the accounts of each of the named executive officers in the Employee Savings Plan.

(b)	The amounts in this row represent contributions by Ashland in excess of the amounts permitted to be contributed under the Employee Savings Plan. The total amount contributed by Ashland is limited to a maximum of 5.5% of a named executive officer’s salary, the same amount Ashland may contribute on behalf of other employees. It also reflects as to Mr. O’Brien an estate enhancement benefit of $37.

(c)	The amounts in this row represent the value of life insurance premiums paid on behalf of the named executive officers.

(d)	The amounts in this row represent the value of reimbursed taxes owed by the named executive officer and received from Ashland with respect to personal usage of Company aircraft and executive car services.

(e)	For Mr. Cappeline the amount in this row reflects $1,170,546 paid as cash severance and $793,943 in LTIP payments pursuant to his separation agreement described below.

(f)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation for an executive is less than $10,000 for the given year. If the total amount exceeds $10,000, each perquisite must be identified by type, and if the amount of a perquisite exceeds the greater of $25,000 or 10% of total perquisites, its value must be disclosed. The amounts in this row represent the amount of aggregate incremental cost to Ashland with respect to any personal use of Company aircraft, executive car services, tax and financial planning services, installation and monitoring of home security systems, and home computer access, none of which exceeded $25,000 as a category for any named executive officer.

Executive Employment Agreements

Each named executive officer has an employment agreement that provides for certain severance benefits, including additional benefits in the event of a change in control. Those agreements are described in the “Potential Payments upon Termination or Change in Control” section in this proxy statement.

Mr. Cappeline retired from Ashland on December 31, 2006 (the “Release Date”). Pursuant to previously disclosed agreements concerning Mr. Cappeline’s continued employment and subsequent retirement, Ashland paid him a lump sum equivalent to 27 months of base pay, with interest, in the amount of $1,170,546 on July 1, 2007. That amount is disclosed in column (i) of the Summary Compensation Table in this proxy statement. Mr. Cappeline’s Separation Agreement also includes a general release of Ashland and a two-year non-competition and non-solicitation restriction.

Mr. Cappeline received accelerated vesting of 25,000 shares of restricted Ashland Common Stock and 5,910 shares of restricted Marathon Common Stock and accelerated vesting of 33,032 SARs. Mr. Cappeline’s participation in most of Ashland’s benefit plans ended at the Release Date. Footnote (1) under the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement describes the distribution of Marathon Common Stock in connection with the MAP transaction.

Mr. Cappeline received an LTIP payment of $793,943 in February 2007 for the 2004-2006 performance period. In addition, he will receive a prorated portion of any LTIP awards for the 2005-2007 and the 2006-2008 performance periods (when and if such awards are paid to other Ashland employees). As of his retirement on January 1, 2007, Mr. Cappeline had 26 years and nine months of total service and was eligible for benefits from the Ashland qualified and nonqualified pension plans. The amounts paid or payable to Mr. Cappeline under the qualified and nonqualified pension plans are included in the Pension Benefits table in this proxy statement.

Grants of Plan-Based Awards

The following table sets forth certain information regarding the annual and long term incentive awards, SARs and restricted stock granted during fiscal 2007 to each of the named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
J. J. O’Brien	11/15/06	258,360	1,291,800	1,937,700
	11/15/06				9,434	37,736	75,472				2,482,274
	11/15/06								110,000	65.78	1,943,700

J. M. Quin	11/15/06	94,770	473,850	710,775
	11/15/06				1,909	7,636	15,272				502,296
	11/15/06								29,000	65.78	512,430
	05/16/07							5,000			296,250

D. L. Hausrath	11/15/06	78,930	394,650	591,975
	11/15/06				1,326	5,303	10,606				348,831
	11/15/06								25,200	65.78	445,284

S. J. Mitchell	11/15/06	59,580	297,900	446,850
	11/15/06				1,046	4,183	8,366				275,158
	11/15/06								12,300	65.78	217,341

F. L. Waters	11/15/06	61,650	308,250	462,375
	11/15/06				1,046	4,183	8,366				275,158
	11/15/06								12,300	65.78	217,341

G. A. Cappeline(1)	N/A	0	0	0	0	0	0	0	0	0	0

(1)	Effective October 9, 2006, Mr. Cappeline was no longer an executive officer of Ashland and, therefore, he did not receive grants of annual and long-term incentive awards, SARs or restricted stock; however, his employment continued until December 31, 2006.

(2)	The dollar amounts in these columns represent the potential annual incentive amounts established in early fiscal 2007 under the 2006 Ashland Inc. Incentive Plan (“Ashland Incentive Plan”) for performance during fiscal 2007. The actual dollar amounts earned were determined and paid in November 2007. These dollar amounts are included in column (g) of the Summary Compensation Table.

(3)	The amounts in these columns represent LTIP grants for the 2007-2009 performance period under the Ashland Incentive Plan. Payments, if any, under this award will be made in shares of Ashland Common Stock on a one for one basis at the end of the three year performance period.

(4)	On May 16, 2007, Mr. Quin received a grant of 5,000 shares of restricted Ashland Common Stock pursuant to the Ashland Incentive Plan.

(5)	All the awards identified in column (j) are for SARs granted under the Ashland Incentive Plan. All SARs were granted at an exercise price of $65.78 per SAR, the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on November 15, 2006, the grant date.

(6)	The dollar amounts in column (l) are calculated in accordance with FAS 123R and assume (i) payment of LTIP awards at target multiplied by the closing price of Ashland Common Stock of $65.78 as reported on the New York Stock Exchange Composite Tape on November 15, 2006, the grant date; (ii) valuation of all SARs using the Black-Scholes valuation model ($17.67 per SAR); and (iii) the grant date fair value for restricted stock awards is calculated using the closing price of Ashland Common Stock of $59.25 as reported on the New York Stock Exchange Composite Tape on May 16, 2007, the grant date. For further information on the Black-Scholes model and related sock price assumptions utilized during fiscal 2007, see Note N to the Notes to Consolidated Financial Statements in Ashland’s 2007 Form 10-K.

Annual Incentive Compensation

Incentive compensation for executives is awarded annually, contingent upon meeting applicable targets. After the beginning of each fiscal year, performance hurdle, target and maximum objectives are established for the upcoming year. Awards for the Chief Executive Officer and certain other executive officers are based upon overall Ashland performance as well as the performance of Ashland’s business sectors. Awards for other executives and employees are based upon the performance of Ashland’s wholly-owned divisions. Awards for division employees are based primarily on division performance.

For fiscal 2007, the objectives were set with respect to consolidated and commercial unit cash generation and consolidated and commercial unit operating income. The Compensation Discussion and Analysis section in this proxy statement discusses the fiscal 2007 performance goals as well as other aspects of this program.

Long Term Incentive Program

The LTIP is available to certain key employees. It is a long-term incentive tied to Ashland’s performance versus the performance of Ashland’s peer group of companies. Awards are granted annually, with each award covering a three-year performance period.

After the beginning of the performance period, performance hurdle, target and maximum objectives are established for the performance period. The initial number of performance units awarded is based on the employee’s salary and salary band. Target grants under the program range from 20% to 200% of an employee’s base salary. The Compensation Discussion and Analysis section in this proxy statement discusses the performance goals for outstanding LTIP awards.

Stock Appreciation Rights, Stock Options and Restricted Stock

Ashland’s employee stock option and SARs program is a long-term plan designed to link executive compensation with increased shareholder value over time. In determining the amount of stock options or SARs to be granted annually to key employees, a target number of shares for each employee grade level is established. All stock options and SARs granted to the named executive officers are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant. Vesting of stock options and SARs occurs over a period of three years, as more fully described in footnote (3) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. For accelerated vesting events, see the chart in the Stock Options, SARs, Incentive Compensation, Restricted Stock and LTIP section in this proxy statement. Stock options and SARs are not re-valued if the stock price declines below the grant price.

In addition, the P&C Committee may award restricted shares of Ashland Common Stock and/or restricted stock equivalents to key employees. Restricted share awards are intended to reward superior performance and encourage continued employment with Ashland. The restricted shares may not be sold, assigned, transferred or otherwise encumbered during the restricted period. Dividends are paid on the restricted shares and the employee to whom the restricted shares were granted receives those dividends. For vesting periods applicable to restricted Ashland Common Stock granted to named executive officers, see footnote (4) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. For accelerated vesting events, see the chart in the Stock Options, SARs, Incentive Compensation, Restricted Stock and LTIP section in this proxy statement.

These programs are described in more detail in the Compensation Discussion and Analysis section in this proxy statement.

Outstanding Equity Awards at Fiscal Year-End (1)

The following table sets forth certain information regarding options, SARs, restricted stock and LTIP performance units held by each of the named executive officers at September 30, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (3) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)
			(#)	($)		(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. J. O’Brien	0 114,558 213,765	110,000 38,186 0	0 0 0	65.78 49.79 38.47	12/15/16 10/15/15 10/16/14
						19,326	1,163,618
								76,850	4,627,139

J. M. Quin	0 30,842 49,878 28,502 32,064	29,000 10,281 0 0 0	0 0 0 0 0	65.78 49.79 38.47 23.87 19.75	12/15/16 10/15/15 10/16/14 10/18/13 10/19/12
						10,622	639,551
								18,123	1,091,186

D. L. Hausrath	0 30,842 35,627	25,200 10,281 0	0 0 0	65.78 49.79 38.47	12/15/16 10/15/15 10/16/14
						12,392 3,784	746,122 215,764
								13,549	815,785

S. J. Mitchell	0 13,218 21,375 9,375 10,000	12,300 4,406 0 0 0	0 0 0 0 0	65.78 49.79 38.47 23.87 32.28	12/15/16 10/15/15 10/16/14 10/18/13 02/29/12
						10,044	604,749
								10,737	646,475

F. L. Waters	0 17,624 21,375 10,688 18,525	12,300 5,875 0 0 0	0 0 0 0 0	65.78 49.79 38.47 23.87 32.28	12/15/16 10/15/15 10/16/14 10/18/13 02/29/12
						10,285	619,260
								10,737	646,475

G. A. Cappeline(2)	41,123 24,940 7,127 3,564	0 0 0 0	0 0 0 0	49.79 38.47 23.87 19.57	10/15/15 10/16/14 10/18/13 02/28/13
						5,524	332,600
								2,241	134,931

(1)	As a result of the closing of the Marathon Ashland Petroleum (MAP) transaction between Ashland and Marathon Oil Company on June 30, 2005, Ashland shareholders received a 0.2364 share of Marathon Common Stock for each share of Ashland Common Stock they held at close of business that day. Ashland adjusted the terms of all vested and unvested options and SARs outstanding on June 30, 2005, to maintain their intrinsic value.

Ashland paid a special dividend on October 25, 2006, in the amount of $10.20 per share, to shareholders of record on October 10, 2006. Ashland adjusted the terms of all vested and unvested options and SARs outstanding on October 10, 2006, to maintain their intrinsic value.

(2)	Effective October 9, 2006, Mr. Cappeline was no longer an executive officer of Ashland; however, his employment continued until December 31, 2006.

(3)	The numbers in column (c) relate to SARs, which vest over a three year period measured from the date of grant. Fifty percent vests after the first year and 25% vests in each of the remaining two years.

(4)	Except for Messrs. O’Brien and Cappeline, the numbers in column (g) and the dollar values in column (h) relate to the best available estimate for the payment of the LTIP for the 2005-2007 performance period (which is payable in cash) and unvested shares of restricted Ashland Common Stock. Messrs. O’Brien and Cappeline did not have any unvested shares of restricted Ashland Common Stock; therefore, the amounts reported in columns (g) and (h) for them relate solely to the LTIP for the 2005-2007 performance period, for which Mr. Cappeline receives a pro-rata portion. The numbers in column (g) for Messrs. Quin, Hausrath, Mitchell and Waters that relate to the LTIP for the 2005-2007 performance period are, respectively, 5,622, 4,392, 3,398 and 3,639. This LTIP was earned by the end of fiscal 2007, but is subject to forfeiture if the executive is not an employee on the date it is paid, which is typically in February of the following calendar year. (See the Potential Payments upon Termination or Change in Control section for circumstances when an LTIP payment may be made when the executive is not employed on the date it is paid.) Two of the named executive officers, Messrs. Mitchell and Waters, received grants of restricted stock on July 17, 2002 that will vest over a seven (7) year period ending on July 17, 2009. Their vesting schedules are 35% on July 17, 2005, 35% on July 17, 2007 and 30% on July 17, 2009. Mr. Hausrath received a restricted stock grant on January 29, 2004 that will complete its final 40% vesting on January 29, 2009. Mr. Hausrath’s numbers reflect 8,000 shares of restricted Ashland Common Stock and 3,784 shares of restricted Marathon Common Stock received pursuant to the MAP transaction. Mr. Quin received a restricted stock grant on May 16, 2007 that will vest over a three (3) year period. The vesting schedule is 33% on May 16, 2008, 33% on May 16, 2009 and 33% on May 16, 2010. The dollar values in column (h) are calculated using the closing price of Ashland Common Stock of $60.21 (and Marathon Common Stock of $57.02 as applicable) as reported on the New York Stock Exchange Composite Tape on September 28, 2007.

(5)	The numbers in column (i) represent the estimated units granted through September 30, 2007 under the LTIP. The estimated number is computed assuming that the target performance goals are achieved and Mr. Cappeline’s is prorated. The dollar amounts in column (j) correspond to the units identified in column (i). The dollar value is computed by converting the units to shares of Ashland Common Stock on a one for one basis. The number of shares is then multiplied by the closing price of Ashland Common Stock of $60.21 as reported on the New York Stock Exchange Composite Tape on September 28, 2007. Payment, if any, under LTIP awards will be in cash for the 2006-2008 performance period and in Ashland Common Stock for the 2007-2009 performance period.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the value realized by each named executive officer during fiscal 2007 upon the exercise of stock options/SARs and vesting of restricted stock.

	Option Awards (2)		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (3)	Number of Shares Acquired on Vesting (4)		Value Realized on Vesting (4)
Name	(#)	($)	(#)		($)
(a)	(b)	(c)	(d)		(e)
J. J. O’Brien	106,884	4,563,968	116,023	(5)	7,070,415	(5)

J. M. Quin	28,502	1,175,636	13,785		879,231

D. L. Hausrath	48,373	1,951,360	24,114	(6)	1,668,509	(6)

S. J. Mitchell	36,376	1,586,819	17,838	(5)	1,148,075	(5)

F. L. Waters	15,139	635,695	18,839	(5)	1,211,945	(5)

G. A. Cappeline (1)	0	0	43,358	(6)	3,070,118	(6)

(1)	Effective October 9, 2006, Mr. Cappeline was no longer an executive officer of Ashland; however, his employment continued until December 31, 2006.

(2)	As described in footnote (1) to the Outstanding Equity Awards at Fiscal Year-End table, the options and SARs were adjusted for the MAP transaction and the special dividend paid on October 25, 2006.

(3)	The amounts in this column (c) represent the product of (i) the number of shares acquired on exercise, multiplied by (ii) the excess of the closing market price of Ashland Common Stock on the date of exercise over the exercise price of the option or SAR. The exercise price is the closing market price of Ashland Common Stock on the date the option or SAR was granted.

(4)	The numbers in this column (d) include the number of LTIP units for the 2004-2006 performance period for which payments were made in February 2007. The dollar amounts for those payments are included in the dollar amounts in column (e) of the table. The LTIP units included for Messrs. O’Brien, Quin, Hausrath, Mitchell, Waters and Cappeline, respectively, are 23,717, 13,785, 9,278, 10,084, 11,085 and 12,448 (excluding fractional units). The dollar payments for these units are computed by multiplying an executive’s earned units by $63.78, the closing price of Ashland Common Stock as reported on the New York Stock Exchange Composite Tape on September 29, 2006. The dollar amounts included for Messrs. O’Brien, Quin, Hausrath, Mitchell, Waters and Cappeline were, respectively, $1,512,671, $879,231, $591,770, $643,154, $707,024 and $793,943.

(5)	In addition, the amounts in this column (d) represent the number of restricted Ashland Common Stock that vested within the Employee Deferral Plan: as to Mr. O’Brien, 92,306 shares and Messrs. Mitchell and Waters, 7,754 shares. Also, the amounts in this column (e) for Messrs. O’Brien, Mitchell and Waters, respectively, of $5,557,744, $504,921 and $504,921 represent value realized on vesting of restricted Ashland Common Stock within the Employees’ Deferral Plan which is the closing price of Ashland Common Stock on the date of vesting. Additional restricted Ashland Common Stock units were issued pursuant to the MAP transaction in lieu of restricted Marathon Common Stock units. For additional information about the Employees’ Deferral Plan, see the Nonqualified Deferred compensation section of this proxy statement.

(6)	In addition, for Mr. Hausrath the amounts in this column (e) represent 12,000 shares of Ashland Common Stock valued at $829,440 on January 29, 2007, the vesting date of the restricted Ashland Common Stock and 2,836 shares of Marathon Common Stock valued at $247,299 on January 29, 2007, the vesting date of the restricted Marathon Common Stock. Shares of restricted Marathon Common Stock were issued pursuant to the MAP transaction more fully described in footnote (1) to the Outstanding Equity Award at Fiscal Year-End table in this proxy statement.
In addition, for Mr. Cappeline the amounts in this column (e) represent 25,000 shares of Ashland Common Stock valued at $1,729,500 and 5,910 shares of Marathon Common Stock valued at $546,675. Shares of restricted Marathon Common Stock were issued pursuant to the MAP transaction more fully described in footnote (1) to the Outstanding Equity Award table in this proxy statement.

Pension Benefits

The following table shows the actual present value of the named executive officers’ accumulated benefit under each of Ashland’s qualified and nonqualified pension plans, calculated as of September 30, 2007.

Name (a)	Plan Name (2) (b)	Number of Years Credited Service (3) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
J. J. O’Brien	Ashland Inc. and Affiliates Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	28 years 4 months 28 years 4 months 31 years 3 months	591,424 2,116,041 7,945,419	0 0 0

J. M. Quin	Ashland Inc. and Affiliates Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	34 years 3 months 34 years 3 months 35 years 3 months	1,077,107 1,507,877 2,238,074	0 0 0

D. L. Hausrath	Ashland Inc. and Affiliates Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	25 years 7 months 25 years 7 months 27 years 0 months	612,196 553,468 2,663,629	0 0 0

S. J. Mitchell	Ashland Inc. and Affiliates Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	9 years 5 months 9 years 5 months 10 years 5 months	109,370 28,154 811,305	0 0 0

F. L. Waters	Ashland Inc. and Affiliates Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	15 years 1 month 15 years 1 month 16 years 1 month	210,040 105,927 1,225,370	0 0 0

G. A. Cappeline (1)	Ashland Inc. and Affiliates Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	26 years 7 months 26 years 7 months 26 years 7 months	787,804 1,009,785 3,001,160	46,572 1,009,785 3,001,160

(1)	Effective October 9, 2006, Mr. Cappeline was no longer an executive officer of Ashland, however, his employment continued until December 31, 2006.

(2)	The Ashland Inc. and Affiliates Pension Plan is a tax-qualified plan under §401(a) of the Internal Revenue Code (the “Code”). The Ashland Inc. Excess Benefit Pension Plan is a nonqualified plan that is coordinated with the tax-qualified plan. The SERP is a nonqualified plan. The material terms of each of these plans are described in the narrative below.

(3)	The number of years of credited service for the named executive officers, except for Mr. Cappeline, under the SERP is different from the number of years identified for the other two plans. The reason for this difference is that the service identified for the qualified Pension Plan and the nonqualified Excess Benefit Plan is measured from and after becoming a participant in the qualified Pension Plan, whereas the SERP is measured from date of hire. The qualified Pension Plan presently has an age 21 and one year of service requirement to be a participant. For Mr. O’Brien, the difference between the credited service numbers is because there was an age 25 requirement to participate in the qualified Pension Plan when he was hired, and he was under age 25 when he was hired. For Mr. Hausrath, the difference between the credited service numbers is because there was a contribution requirement when he was eligible to participate in the qualified Pension Plan and he did not begin to contribute when he first became eligible.

Assumptions

Except for Mr. Cappeline, the present values of the accumulated benefits were calculated as of September 30, 2007 based on the earliest age a participant could receive an unreduced benefit. For Mr. Cappeline, the values of his accumulated benefits are computed on the basis of his actual age as of the date when each benefit was distributed.

Except for Mr. Mitchell, the earliest age that an unreduced benefit is available under the qualified Pension Plan and the nonqualified Excess Plan is 62. For Mr. Mitchell age 55 is the earliest age he may receive unreduced benefits under the qualified Pension Plan and the nonqualified Excess Plan because his qualified Pension Plan benefits are calculated under the cash balance pension formula. All of the other named executive officers have their qualified Pension Plan benefits calculated under the traditional pension formula. Except for Messrs. Mitchell and Waters, all of the named executive officers are eligible for early retirement under each of these plans. Mr. Cappeline retired effective January 1, 2007.

Under the SERP, age 62 is the earliest age Mr. Quin may receive an unreduced benefit. For the other named executive officers it is the earlier of age 55 or 80 points (sum of age and service equals at least 80), provided that the officers have at least 20 years of service under the plan. All the other named executive officers except Messrs. Mitchell and Waters have at least 20 years of service under the plan.

Except for Mr. Mitchell, the named executive officers have a benefit in Ashland’s qualified LESOP. The LESOP was completely allocated on March 31, 1996 and no additional benefits are accruing. The LESOP and qualified Pension Plan are in a floor-offset arrangement. The value of the shares allocated to a participant’s LESOP offset account reduces the value of the participant’s Pension Plan benefit. A participant may elect to transfer his or her LESOP offset account to the Pension Plan at the time of his or her termination in order to receive an unreduced Pension Plan benefit. The calculations in the Pension table assume, with one exception, that the named executive officers with a LESOP benefit elect to transfer their LESOP offset accounts to the Pension Plan. Mr. Cappeline elected to receive a complete distribution of his LESOP benefit and the calculation of his qualified Pension Plan benefit is reduced by the LESOP offset account.

The SERP provides an umbrella (or gross) benefit that is subject to certain reductions. The amount in the Pension table for the SERP benefit for each named executive officer is the net benefit under that plan, after applicable reductions. The reductions referred to in this paragraph are described in the Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (SERP) section below.

The valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit are incorporated by reference from Note O to Ashland’s Notes to Consolidated Financial Statements in Ashland’s 2007 Form 10-K.

Ashland Inc. and Affiliates Pension Plan (Pension Plan)

The Pension Plan is a tax-qualified defined benefit pension plan under Code §401(a). The plan provides retirement income for eligible participants.

The plan covers a wide range of employees sufficient to meet the coverage standards of Code §410(b). Eligible employees must be age 21 and have one year of service to participate. Participation is automatic once the requirements are met. Five years of service is required for a vested benefit.

The plan has two benefit formulas—a traditional formula, referred to as the annuity benefit, and a cash balance formula, referred to as the retirement growth account. The traditional formula produces an annuity benefit at retirement based on a percentage of final average compensation multiplied by years of plan service (see description in Annuity Benefit section below). The cash balance formula produces a hypothetical account balance based on the sum of contribution credits and interest on those contribution credits (see description in Retirement Growth Account Benefits below). In general, participants who were actively employed on June 30, 2003 with at least 10 years of service remained in the annuity benefit formula. All other participants moved to the retirement growth account formula. The formula under which a participant’s benefit is computed is a matter of plan design and not participant election.

Under this plan, for certain highly compensated employees, compensation only includes base compensation, up to the maximum allowed under Code §401(a)(17). For all other participants, compensation includes bonus amounts. This applies to both formulas under the plan. Final average compensation is the average for the 36 consecutive month period producing the highest average for the last 120 months of credited service.

Annuity Benefit

The annual annuity benefit formula is:

(1.08% x final average compensation up to $10,700) + (1.5% x final average compensation exceeding $10,700)

x

(years of credited service – meaning years as a participant in the plan – to a maximum of 35)

The normal form of benefit payment under the annuity benefit is a single life annuity. However, as required by federal law, the normal form of benefit for a married participant is a joint and survivor annuity, unless the spouse consents to a different benefit distribution. A participant may also elect a non-spousal joint and survivor annuity or a 10-year term certain annuity. All payment forms are actuarially equivalent.

The normal retirement age is 65, but an unreduced benefit is paid for retirement at age 62. A participant may retire early once the participant is either at least age 55 or when the sum of the participant’s age and service equals at least 80.

Retirement Growth Account Benefit

The retirement growth account formula grants annual credits as a percentage of compensation based on the sum of a participant’s age and years of service. This is illustrated in the following table.

Contribution Credits
Age plus Service in Whole Numbers Projected to the End of the Plan Year	Contribution Credit as Percentage of Compensation
Less than 30	3%
30-39	4%
40-49	5%
50-59	6%
60-69	7%
70-79	9%
80 or more	11%

Contribution credits are accumulated in a notional account. Interest credits are allocated to each participant’s account monthly. The interest rate is from a minimum of 4% to a maximum of 7% and is set at the beginning of each plan year. The interest rate for fiscal 2007 is 6.2%.

The accrued benefit under this formula is the balance in the retirement growth account. The benefit is payable in the same forms that apply to the annuity benefit formula or may be paid as a single lump sum.

The normal retirement age under the retirement growth account formula is also age 65. The earliest that a participant can receive a distribution is age 55 with at least five years of service.

If a participant has a benefit payable from the LESOP, then the participant’s LESOP offset account reduces the amount payable to the participant, regardless of the formula under which the participant’s benefit is paid. At termination from employment, the participant may elect to transfer the LESOP offset account to the Pension Plan and receive an unreduced Pension Plan benefit.

Years of service in addition to what is actually incurred under the Pension Plan cannot be granted. However, in the case of an acquisition, prior service with the acquired business is often counted for purposes of vesting and eligibility, but not for purposes of benefit accrual under the annuity benefit formula. These same rules apply equally to the Excess Plan described below.

Ashland Inc. Nonqualified Excess Benefit Pension Plan (Excess Plan)

The Excess Plan is an unfunded, nonqualified plan of deferred compensation and covers employees (i) who are eligible for the Pension Plan and whose benefit under the Pension Plan is limited because of either Code §401(a)(17) or §415(b) and (ii) who are not terminated for cause as defined in the Excess Plan.

The benefit payable under the Excess Plan is the difference between the benefit under the Pension Plan in the absence of the tax Code limits (the gross benefit) and the actual benefit that would be payable under the Pension Plan. For purposes of computing the Excess Plan benefit, a participant’s compensation is defined the same as it is for the Pension Plan. However, the limits on the compensation under the Pension Plan that are imposed by the Code do not apply under the Excess Plan.

The benefit under the Excess Plan is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. A benefit payable to a named executive officer and certain other highly compensated participants cannot be paid for six months following separation from service.

Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (SERP)

The SERP is an unfunded, nonqualified plan of deferred compensation and covers a select group of highly compensated employees.

The named executive officers are covered by one of two benefit formulas under the SERP. Mr. Quin remains subject to the old formula, as do all participants who were retirement eligible under the SERP on June 30, 2003. The other named executive officers became subject to the new formula.

For purposes of both formulas, for the named executive officers and certain other highly compensated participants:

•	Average base compensation is defined as the 36 consecutive months out of the last 120 months before retirement that produces the highest average; and

•	Final average compensation is defined as the total compensation (base plus incentive compensation) for the 36 months out of the 84 months before retirement that produces the highest average.

Final average compensation for all other participants in the SERP is defined as the base compensation for the 36 months out of the 84 months before retirement that produces the highest average.

Mr. Quin may elect early retirement before age 62 and receive the greater of 50% of final average compensation or 55% of average base compensation. From and after age 62, the benefit for Mr. Quin is 50% of final average compensation.

The other named executive officers, all of whom are under the new benefit formula, may retire on the earlier of age 55 with five years of service or upon attaining 80 points (sum of age and service equals 80). The benefit for these named executive officers is equal to 25% of final average compensation (as defined above) multiplied by the participant’s years of service up to 20.

Under either formula, whether retirement is before, on or after age 62, the benefits described above are subject to proportionate reduction for each year of service credited to the participant that is less than 20 years of service. Additionally, the benefits are reduced by the sum of the following:

•	The participant’s qualified Pension Plan benefit (assuming the LESOP offset account is transferred to the Pension Plan);

•	The participant’s Excess Plan benefit; and

•	50% of any shares of Ashland Common Stock that could not be allocated to the participant’s account in the LESOP due to tax Code limits.

Except for Messrs. Mitchell and Waters, the named executive officers are eligible to retire and commence their SERP benefits. SERP benefits become vested upon attaining five years of service. All of the named executive officers have a vested benefit under the SERP.

The SERP benefit is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. Distributions to the named executive officers cannot begin until six months after separation from service.

Ordinarily, years of service in addition to what is actually incurred are not granted. However, in the case of an acquisition, prior service with the acquired business is counted for purposes of the SERP.

Nonqualified Deferred Compensation

The following table sets forth certain information for each of the named executive officers regarding the Employees’ Deferral Plan for fiscal 2007.

Name (a)	Executive Contribution in Last FY (2) ($) (b)	Registrant Contribution in Last FY (3) ($) (c)	Aggregate Earnings in Last FY (4) ($) (d)	Aggregate Withdrawals/ Distributions in Last FY (5) ($) (e)	Aggregate Balance at September 30, 2007 ($) (f)
J. J. O’Brien	0	0	1,426,271	139,875	9,404,521

J. M. Quin	15,015	16,516	1,085,817	0	8,246,318

D. L. Hausrath	295,885	0	208,991	0	1,838,647

S. J. Mitchell	363,603	5,481	478,745	39,608	3,784,075

F. L. Waters	19,685	1,682	581,493	31,452	3,785,412

G. A. Cappeline (1)	9,310	6,400	13,291	0	413,426

(1)	Effective October 9, 2006, Mr. Cappeline was no longer an executive officer of Ashland; however his employment continued until December 31, 2006.

(2)	The contributions of Messrs. Quin, Mitchell, Waters and Cappeline in the respective amounts of $15,015, $19,685, $5,979 and $9,310 included in this column (b) are also included in column (c) of the Summary Compensation Table in this proxy statement. The remaining amounts identified in this column (b) relate to either (or both) payments of fiscal year 2006 incentive compensation in November of 2006 and payments of the 2004-2006 LTIP cycle in February 2007, neither of which are included in the Summary Compensation Table in this proxy statement.

(3)	The contributions by Ashland for the named executive officers included in this column (c) are also included in column (i) of the Summary Compensation Table in this proxy statement. The amounts for Messrs. O’Brien, Hausrath and Waters are different from what is reported in the Supplemental Employee Savings Plan Match row of the table in footnote (6) to the Summary Compensation Table in the proxy statement. The reason is that Messrs. O’Brien and Hausrath did not elect to make an excess 401(k) contribution to the Employees’ Deferral Plan; therefore, they were not eligible for the Company matching contribution that would have been made with respect to such an excess 401(k) contribution. However, their lost Company matching contribution was paid to them in cash and is reflected in the Supplemental Employee Savings Plan Match row of the table in footnote (6) to the Summary Compensation Table in this proxy statement. Mr. Waters did not elect to make an excess 401(k) contribution to the Employees’ Deferral Plan for fiscal 2007. However, his lost Company matching contribution for the last calendar quarter of 2006 is reflected in the Supplemental Employee Savings Plan Match row of the table in footnote (6) to the Summary Compensation Table in this proxy statement.

(4)	Aggregate earnings comprise interest, dividends, capital gains and appreciation/depreciation of investment results. These earnings are not included in the Summary Compensation Table in this proxy statement.

(5)	The distributions identified in this column (e) were used to pay FICA, Medicare and local taxes resulting from the vesting of deferred restricted Ashland Common Stock units.

Ashland Inc. Employees’ Deferral Plan

The Employees’ Deferral Plan is an unfunded, nonqualified deferred compensation plan for a select group of highly compensated employees. Participants may elect to have up to 50% of base pay and up to 100% of their incentive compensation and/or LTIP awards contributed to the plan. Elections to defer compensation must be made before the period for which the service relating to the particular kind of compensation is incurred. Participants may elect to roll over their 401(k) contributions once the applicable tax Code limits are met for contributions to the Employee Savings Plan. To receive Company matching contributions, the participant must be contributing at least 5% of his or her base compensation to the Employee Savings Plan. The Company matching contribution is equal to 5.5% of base compensation for the participants eligible for the match.

Participants elect how to invest their account balances from among a diverse set of mutual fund offerings and a hypothetical Ashland Common Stock fund. No guaranteed interest or earnings are available and there are no above market rates of return on investments in the plan. Beginning October 1, 2000, investments in Ashland Common Stock units must remain so invested and must be distributed as Ashland Common Stock. In all other events, participants may freely elect to change their investments. Withdrawals are allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency), disability (lump sum payment), upon separation from employment (payable as lump sum or installments per election) and at a specified time (paid as single sum) and, for pre-2005 contributions, at the election of the participant paid in a lump sum (subject to a penalty of up to 10%).

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination from employment or change in control as of September 30, 2007. A narrative description follows the table. Different types of terminations are identified in columns (b)-(g). Column (a) enumerates the types of potential payments for each named executive officer. As applicable, each payment or benefit is estimated across the table under the appropriate column or columns.

These estimates are based on the assumption that the various triggering events occur on September 30, 2007, the last day of the 2007 fiscal year. We have noted below other material assumptions used in calculating the estimated compensation and benefits under each triggering event. The actual amounts that would be paid to a named executive officer upon certain terminations of employment or upon a change in control can only be determined at the time an actual triggering event occurs.

Potential Payments upon Termination or Change in Control Table

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (7) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (8) ($) (d)	Retirement (9) ($) (e)	Change in Control without Termination (10) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (11) ($) (g)
J. J. O’Brien
Cash severance	2,276,786	0	0	0	0	7,228,686
Accelerated SARs (1)	0	0	0	0	397,898	0
Restricted Stock	0	0	0	0	0	0
LTIP (2)	3,491,054	3,491,054	0	3,491,054	3,491,054	3,686,942
Incentive compensation (3)	890,051	890,051	0	890,051	890,051	0
Welfare Benefit	30,590	4,213,002	0	0	0	34,414
Outplacement	11,500	0	0	0	0	9,200
Financial planning	0	0	0	0	0	18,725
280G excise tax gross up (4)	0	0	0	0	0	0
Present Value of Retirement Benefits (5)	0	0	0	0	0	0

Total	$6,699,981	$8,594,107	$0	$4,381,105	$4,779,003	$10,977,967

J. M. Quin
Cash severance	1,113,542	0	0	0	0	3,061,592
Accelerated SARs (1)	0	0	0	0	107,128	0
Restricted Stock	0	0	0	0	301,050	0
LTIP (2)	912,732	912,732	0	912,732	912,732	920,422
Incentive compensation (3)	326,483	326,483	0	326,483	326,483	0
Welfare Benefit	23,096	760,650	0	0	0	25,983
Outplacement	11,500	0	0	0	0	9,200
Financial planning	0	0	0	0	0	13,725
280G excise tax gross up (4)	0	0	0	0	0	0
Present Value of Retirement Benefits (5)	0	0	0	0	555,500	0

Total	$2,387,353	$1,999,865	$0	$1,239,215	$2,202,893	$4,030,922

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (7) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (8) ($) (d)	Retirement (9) ($) (e)	Change in Control without Termination (10) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (11) ($) (g)
D. L. Hausrath
Cash severance	919,019	0	0	0	0	2,541,469
Accelerated SARs (1)	0	0	0	0	107,128	0
Restricted Stock	0	0	0	0	697,444	0
LTIP (2)	701,931	701,931	0	701,931	701,931	693,557
Incentive compensation (3)	271,914	271,914	0	271,914	271,914	0
Welfare Benefit	25,554	906,315	0	0	0	28,748
Outplacement	11,500	0	0	0	0	9,200
Financial planning	0	0	0	0	0	13,725
280G excise tax gross up (4)	0	0	0	0	0	0
Present Value of Retirement Benefits (5)	0	0	0	0	0	0

Total	$1,929,918	$1,880,160	$0	$973,845	$1,778,417	$3,286,699

S. J. Mitchell
Cash severance	687,374	0	0	0	0	1,912,074
Accelerated SARs (1)	0	0	0	0	45,911	0
Restricted Stock	0	0	0	0	400,156	0
LTIP (2)	566,169	566,169	0	566,169	566,169	547,173
Incentive compensation (3)	347,650	347,650	0	347,650	347,650	0
Welfare Benefit	25,952	699,882	0	0	0	29,196
Outplacement	11,500	0	0	0	0	9,200
Financial planning	0	0	0	0	0	13,725
280G excise tax gross up (4)	0	0	0	0	0	1,803,607
Present Value of Retirement Benefits (5)	0	0	0	0	1,109,162	0

Total	$1,638,645	$1,613,701	$0	$913,819	$2,469,048	$4,314,975

F. L. Waters
Cash severance	711,256	0	0	0	0	1,978,506
Accelerated SARs (1)	0	0	0	0	61,218	0
Restricted Stock	0	0	0	0	400,156	0
LTIP (2)	551,680	551,680	0	551,680	551,680	558,592
Incentive compensation (3)	162,140	162,140	0	162,140	162,140	0
Welfare Benefit	26,018	770,053	0	0	0	29,270
Outplacement	11,500	0	0	0	0	9,200
Financial planning	0	0	0	0	0	13,725
280G excise tax gross up (4)	0	0	0	0	0	2,035,980
Present Value of Retirement Benefits (5)	0	0	0	0	1,672,909	0

Total	$1,462,594	$1,483,873	$0	$713,820	$2,848,103	$4,625,273

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (7) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (8) ($) (d)	Retirement (9) ($) (e)	Change in Control without Termination (10) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (11) ($) (g)
G. A. Cappeline (6)
Cash severance				1,964,489
Accelerated SARs				781,651
Restricted Stock				2,276,175
LTIP				467,531
Incentive compensation				0
Welfare Benefit				0
Outplacement				0
Financial planning				11,366
280G excise tax gross up				0
Present Value of Retirement Benefits				4,798,749

Total				$10,299,961

(1)	A change in control without termination results in unvested SARs becoming immediately vested. The SARs granted on November 15, 2006 have an exercise price of $65.78 which exceeds the 2007 fiscal year end closing price of $60.21. Therefore, these SARs for the relevant named executive officers are treated as having no value for purposes of the amounts identified in the Accelerated SARs row of column (f) of this table. See the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement for the number of SARs outstanding for each named executive officer.

(2)	The LTIP amounts identified in all of the columns except for column (g) are based on a full payment of the LTIP for the 2005-2007 performance period using the best available estimate and pro-rata payments of the LTIPs for the 2006-2008 and 2007-2009 performance periods at their respective targets. If one of the events represented by columns (b), (c) or (e) occurred, the pro-rata payments would be based on actual results, rather than target. However, in the event of a change in control without termination as of September 30, 2007 as reported in column (f), the calculation required would be the actual results for the 2005-2007 performance period (in this case the best available estimate is used) and pro-rata target payment for the 2006-2008 and 2007-2009 performance periods.

(3)	The amounts identified in the Incentive Compensation row of columns (b), (c) and (e) represent a payment of the 2007 annual incentive based on actual achievement of the applicable performance goals for the entire performance period. A change in control results in the payment of the annual incentive based on actual achievement of the applicable performance goals through the date of the change in control, and the annual incentive remains outstanding subject to appropriate adjustments to reflect the transaction. The amounts identified in the Incentive Compensation row of column (f) reflect this payment, based on actual achievement for the fiscal year.

(4)	Section 280G of the Internal Revenue Code applies if there is a change in control of Ashland, compensation is paid to a named executive officer as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount”, which equals his or her average W-2 income for the five-calendar-year period immediately preceding the change in control (e.g., 2002-2006 if the change in control occurs in 2007). If Section 280G applies, then the named executive officer is subject to an excise tax equal to 20% of the amount of the parachute payments in excess of the base amount (the “excess parachute payments”), in addition to income and employment taxes. Moreover, Ashland is denied a federal income tax deduction for the excess parachute payments. The amounts in the 280G Excise Tax Gross-Up row of columns (f) and (g) reflect a tax gross-up for the excise and related taxes, as required under the terms of the employment agreements described below. The amounts are merely estimates based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state and local income and employment tax rate of 43%, (ii) a discount rate of 5.71%, and (iii) no amounts were allocated to the non-solicitation or non-competition covenants contained in the employment agreements.

(5)	The present value of each named executive officer’s total retirement benefits as of September 30, 2007 (absent a change in control) is in the Pension Benefits table to this proxy. The account balance for each named executive officer as of September 30, 2007 in the Employees’ Deferral Plan is identified in the Nonqualified Deferred Compensation table to this proxy statement.

A change in control results in an additional three years of age and service being credited to the calculation of each named executive officer’s benefit under the SERP. The present value of this incremental additional benefit is identified in the Present Value of Retirement Benefits row of this table in column (f) for each named executive officer (except for Mr. Cappeline for the reason set forth in footnote (6) to this table). Messrs. O’Brien and Hausrath gain no incremental additional benefit under the SERP because both of them are already at the early retirement age under the SERP and have accrued a full benefit under the SERP because they each have more than 20 years of service. Mr. Quin gains a benefit from the additional age and service because (1) the addition to his age takes him past age 62 and there is no discount required back to his actual age; and (2) the additional age and service does not apply to the calculation of the Pension Plan and Excess Plan benefits which results in smaller offsets by these benefits to the SERP. Finally, Messrs. Mitchell and Waters gain a benefit from the additional age and service because (1) both of them have less than the 20 years necessary for a full SERP benefit, therefore, the additional service brings them closer to a full SERP benefit; (2) the change in control makes it possible that they will be eligible for immediate retirement in the event of termination without cause or for good reason, thereby eliminating any discount; and (3) the additional age and service does not apply to the calculation of the Pension Plan and Excess Plan benefits which results in smaller offsets by these benefits to the SERP.

(6)	Because Mr. Cappeline’s employment ended on December 31, 2006 and he retired effective January 1, 2007, the amounts in this table relating to him represent actual payments. Additional information on Mr. Cappeline’s payments is described under the Summary Compensation Table in this proxy statement. Additionally, see the Pension Benefits table in this proxy statement regarding Mr. Cappeline’s payments under the SERP, qualified Pension Plan and Excess Benefit Plan.

(7)	For purposes of this column (c), it is assumed that the named executive officer incurred a disabling event on September 30, 2007. The amounts in the Welfare Benefit row for column (c) represent the present value of the disability payments available under a supplemental Long Term Disability Plan for the incremental benefit above what would be payable under the generally available Long Term Disability Plan. No pre-retirement mortality assumption applies and the interest rate used is 6.26%. Subject to coordination with other income received while disabled, the Long Term Disability Plan provides a benefit equal to 60% of base compensation. The compensation covered by the plan is limited in 2007 to $225,000. For 2007, the supplemental Long Term Disability Plan provides a benefit of 60% of the base compensation exceeding $225,000. If the named executive officer died, his or her beneficiaries would receive the same accelerated vesting of the LTIP award as the named executive officer would in the event of disability. The named executive officers also participate in a group variable universal life plan (GVUL) that is available to certain highly compensated employees. Within certain limitations, the GVUL allows participants to invest additional amounts. In the event of death, the executive receives the same benefits as identified with regard to disability in addition to the face amount of the policy plus their own invested amounts. For Messrs. O’Brien, Quin, Hausrath, Mitchell and Waters, respectively, the death benefits as of September 30, 2007 would be: $1,000,044; $546,883; $438,511; $331,004; and $342,504.

(8)	Ashland does not maintain any plans or arrangements that would provide additional or enhanced benefits to the named executive officers solely as a result of a voluntary termination.

(9)	The requirements for retirement and receiving benefits under the retirement plans are described under the Pension Benefits table to this proxy statement.

(10)	Each named executive officer would also be entitled to a lump sum payment of the benefit under the Employees’ Deferral Plan. To the extent that an employee’s account is invested in hypothetical shares of Ashland Common Stock, those shares would be valued at the highest price for which Ashland Common Stock closed during the 30 days preceding the change in control. On the last business day of September, the closing price of Ashland Common Stock on the New York Stock Exchange’s Composite Tape was $60.21 and the highest closing price within 30 days of that date was $62.94. The difference between these two amounts of $2.73 is multiplied by the number of hypothetical shares of Ashland Common Stock in which each named executive’s officer’s account was invested, resulting in added value to each named executive officer’s account balance in the plan. For Messrs. O’Brien, Quin, Hausrath, Mitchell and Waters, respectively, the added value is $348,400, $281,058, $48,963, $84,523 and $92,574.

(11)	The amount identified in column (g) of this table for each named executive officer represents the LTIP units that are outstanding being paid at target, reduced by the amount the executive would receive as a result of a change in control identified in column (f).

Executive Employment Agreements

The named executive officers (except Mr. Cappeline), and certain other executives, have employment agreements with Ashland. These agreements describe the payments and benefits to which an executive is entitled if terminated in the absence of a change in control of Ashland or after a change in control of Ashland.

Absence of a Change in Control

If an executive’s employment is terminated in the absence of a change in control of Ashland and without cause (see the Definitions section below), the executive is entitled to the following:

•

Payment of his or her highest salary in the prior two fiscal years for a period of 24 months (salary continuation period), with the first six monthly payments withheld and paid in a lump sum in the seventh month;

•	Continued participation in the Company’s medical, dental and life plans during the salary continuation period;

•	Pro-rata payment of any LTIP awards and incentive compensation through the date of termination based on actual achievement payable at the same time such awards or compensation is paid; and

•	Outplacement services through December 31 of the second calendar year following the calendar year in which the executive was terminated.

As a condition to receiving the benefits and compensation payable under the agreement, the executive agrees for a period of 12 months following the termination to:

•	Refrain from engaging in competitive activity against Ashland; and

•	Refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business.

The executive must also agree not to disclose confidential information and sign a release in favor of the Company. If the executive breaches the agreement, the Company may have a right to recover benefits that have been paid to the executive. Finally, the executive may recover legal fees and expenses incurred as a result of the Company’s unsuccessful legal challenge to the agreement or the executive’s interpretation of the agreement.

After a Change in Control

If within two years after a change in control (see the Definitions section below) an executive’s employment is terminated without cause or within two years after a change in control the executive terminates employment for good reason (see the Definitions section below), the executive is entitled to the following:

•

Payment of three times the sum of his or her highest annual base salary and highest target percentage annual incentive compensation in the prior three fiscal years in a lump sum in the seventh month following termination;

•	Continued participation in the Company’s medical, dental and life plans through December 31 of the second calendar year following the calendar year in which the executive was terminated;

•	Full payment at target in cash of any LTIP awards existing at the executive’s termination (less any amounts already paid under the plan because of the change in control);

•	Payment in cash of all prior existing incentive compensation not already paid and pro-rata payment of any incentive compensation for the fiscal year in which the executive terminates at target level;

•	Outplacement services and financial planning services for one year after termination;

•	Payment of all unused, earned and accrued vacation in a lump sum in the seventh month following termination; and

•	Immediate vesting of all outstanding stock options and SARs.

As a condition to receiving the benefits and compensation payable under the agreement, the executive agrees for a period of 24 months following the termination to:

•	Refrain from engaging in competitive activity against Ashland; and

•	Refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business.

The executive must also agree not to disclose confidential information. If the executive breaches the agreement, the Company may have a right to recover benefits that have been paid to the executive. Finally, the executive may recover legal fees and expenses incurred as a result of the Company’s unsuccessful legal challenge to the agreement or the executive’s interpretation of the agreement.

In addition, each agreement provides a “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments or distributions to a named executive officer, whether pursuant to an employment agreement, stock option, SAR, restricted stock, LTIP award or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. The tax gross-up will be provided if the aggregate parachute value of all severance and other change in control payments to the executive exceeds the greater of (i) $50,000 or (ii) 110% of the maximum amount that may be paid under Section 280G of the Internal Revenue Code without imposition of an excise tax. If the parachute value of an executive’s payments does not exceed the applicable $50,000 or 110% threshold, the executive’s payments under the employment agreement will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

Definitions

“Cause” is any of the following:

•	Willfully failing to substantially perform duties (except in the case of disability);

•	Willfully engaging in gross misconduct demonstrably injurious to the Company; or

•	Conviction or plea of nolo contendre for a felony involving of moral turpitude.

To be terminated for cause, the Board of Directors must also pass a resolution by three quarters vote finding that the termination is for cause.

“Good Reason” includes, any of the following that occurs after a change in control:

•	Adverse change in position, duties or responsibilities;

•	Reduction to base salary;

•	Failure to continue employee benefit plans, a material reduction to such benefits or the elimination of material fringe benefits;

•	Failure to continue incentive plans, whether cash or equity;

•

Transfer of principal place of business to more than 50 miles away from the prior principal place of business, or, if the transfer is consented to, a failure to reimburse reasonable moving expenses; or

•	Material breach of the executive employment agreement or a failure to assume such agreement.

“Change in control” is a complex definition, but may be summarized to include any of the following:

•

The consolidation or merger of Ashland into an unrelated entity in which the former Ashland shareholders own less than 50% of the outstanding shares of the new entity, except for a merger under which the shareholders before the merger have the same proportionate ownership of shares in the entity immediately after the merger;

•	The sale, exchange or other transfer of 80% or more of Ashland’s assets;

•	A shareholder approved liquidation or dissolution;

•	The acquisition of 15% or more of the outstanding shares of Ashland by an unrelated person without approval of the Board; or

•

Changes to Ashland’s Board during two consecutive years that result in a majority of the Board changing from its membership at the start of the said two consecutive year period, unless two-thirds of the Directors at the start of said two consecutive year period voted to approve such changes.

Stock Options, SARs, Incentive Compensation, Restricted Stock and LTIP

The following table summarizes what may happen to stock options/SARs, incentive compensation, restricted stock and LTIP grants upon termination from employment or a change in control.

	Termination from Employment*	Death, Disability or Retirement*	Change in Control
SARs/Options	Termination within one year of grant results in forfeiture; otherwise lesser of 30 days or the exercise period within which to exercise the vested SARs/Options	May exercise during the remainder of the exercise period	Immediately vest

Incentive compensation	In general, termination before payment results in forfeiture. Pro-rata payment based on actual achievement for entire performance period if terminate prior to a change in control without “cause”	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay pro-rata based on actual achievement through the date of the change in control

Restricted stock	Termination before vesting results in forfeiture	Occurrence of event before payment results in forfeiture	Immediately vest

LTIP	In general, termination before payment results in forfeiture. Pro-rata payment based on actual achievement for entire performance period if terminate prior to a change in control without “cause”	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay based on actual achievement for the period through the date of the change in control

*	P&C Committee has discretion to accelerate vesting of these benefits.

For purposes of the above table, the term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the above section on the Executive Employment Agreements.

SERP, Excess Plan, Qualified Pension Plan and Employees Deferral Plan

For payments and benefits under the SERP, Excess Plan and qualified Pension Plan, except in the event of a change in control, see the Pension table and the narrative thereunder in this proxy statement. For payments and benefits under the Employees’ Deferral Plan, except in the event of a change in control, see the Nonqualified Deferred Compensation table and the narrative thereunder in this proxy statement.

After a Change in Control

The term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the above section on the Executive Employment Agreements.

The occurrence of a change in control under the SERP for the named executive officers has the following consequences:

•	Accelerate vesting;

•	Nullify the non-compete;

•	Distribution will be made upon a participant’s termination from employment without cause or redignation for good reason; and

•	The benefit is computed by adding three years to age and service (see footnote (5) to the Potential Payments upon Termination or Change in Control table in this proxy statement).

For the qualified Pension Plan, the Excess Plan and the Employees’ Deferral Plan, no enhanced benefit results from a change in control. Under the Deferred Compensation Plan, a change in control results in an automatic lump sum distribution of the benefit, as disclosed in the Nonqualified Deferred Compensation table in this proxy statement.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five independent directors and operates under a written charter adopted by the Board of Directors. At its November 2007 meeting, the Board determined that all current Audit Committee members—Messrs. Hale, Drew, Schaefer, Ward and Ms. Healy—are independent as defined by SEC rules, the listing standards of the New York Stock Exchange, which apply to Ashland, and Ashland’s standards (see Appendix A to this Proxy Statement). Each member of the Audit Committee is a financial expert as defined by SEC rules.

The Audit Committee assists in fulfilling the oversight responsibilities of the Board relating to Ashland’s financial reporting process, its implementation and maintenance of effective internal control over financial reporting, the internal audit function, the independent auditors’ qualifications and independence, its legal compliance programs, and its risk management programs. During fiscal 2007, the Audit Committee met six times. The Audit Committee also met on four occasions to discuss and review Ashland’s quarterly earnings and the associated press releases.

The Audit Committee also discussed with Ashland’s internal and independent auditors the overall scopes and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of its examinations, its evaluations of Ashland’s internal controls, and the overall quality of Ashland’s financial reporting. The Audit Committee has reviewed Ashland’s activities aimed at compliance with the Sarbanes-Oxley Act of 2002 at each of its six meetings and at each of the four earnings release meetings held in 2007.

The following were among the other significant matters addressed by the Audit Committee during fiscal 2007:

Critical accounting policies and reserves;

Legal compliance report, processes and procedures;

Material litigation;

New and emerging accounting standards;

Process for disclosure of material risks to the Company;

Financial disclosure controls; and

Financial authorization controls.

Ernst & Young LLP (“E&Y”), an independent registered public accounting firm, was engaged to audit Ashland’s consolidated financial statements and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. E&Y was also engaged to audit and to issue an opinion on the effectiveness of Ashland’s internal control over financial reporting. The Audit Committee reviewed and discussed with management and E&Y the audited financial statements, management’s assessment of the effectiveness of Ashland’s internal control over financial reporting, and E&Y’s evaluation of Ashland’s internal control over financial reporting. The Audit Committee further reviewed E&Y’s judgment as to the quality and acceptability of Ashland’s accounting principles, financial reporting process and controls, and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee reviewed E&Y’s independence from management and Ashland including the matters in the written disclosures required by the Independence Standards Board.

In addition, the Audit Committee has adopted strict guidelines on the use of E&Y to provide non-audit services. The Audit Committee must pre-approve any non-audit services performed by E&Y. In fiscal 2007 approval was sought and granted to E&Y to perform certain non-audit related services. The Audit Committee has considered whether the provision of audit-related and other non-audit services by E&Y is compatible with maintaining E&Y’s independence and has concluded that E&Y’s independence is not compromised by the provision of such services.

E&Y’s fees for all services are budgeted, and both management and E&Y are required to report the actual fees and any variance from budgeted fees, to the Audit Committee throughout the fiscal year. The Audit Committee recognizes that circumstances may arise that require the engagement of independent auditors to perform work beyond the scope of and not contemplated in the original pre-approval for audit related services in a fiscal year. In these instances, specific pre-approval of the additional services, and the budget therefore, is required prior to the engagement of the independent auditors for those services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the year ended September 30, 2007, for filing with the SEC. The Audit Committee and the Board of Directors have also recommended, subject to shareholder ratification, the selection of E&Y as Ashland’s independent auditors for fiscal 2008.

AUDIT COMMITTEE

Roger W. Hale, Chairman

Ernest H. Drew

Bernadine P. Healy

George A. Schaefer, Jr.

Michael J. Ward

RATIFICATION OF AUDITORS

Item 2

The Audit Committee of the Board of Directors has recommended to the Board the appointment of E&Y to audit Ashland’s accounts for fiscal 2008, subject to ratification by the shareholders at the Annual Meeting. Fees (including out-of-pocket costs) paid to E&Y for fiscal years 2007 and 2006 totaled $10,230,000 and $11,455,000 respectively. The following table presents fees for professional services rendered by E&Y for fiscal years 2007 and 2006.

	2007	2006
Audit Fees (1)	$9,652,000	$10,482,000
Audit-Related Fees (2)	105,000	299,000
Tax Fees (3)	473,000	674,000
All Other Fees (4)	0	0

(1)	Audit fees include fees associated with the annual audit of Ashland’s consolidated financial statements and reviews of Ashland’s quarterly reports on Form 10-Q. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries and captive insurance company (statutory requirements), and reviews of registration statements.
(2)	Audit-related fees include amounts paid to E&Y for the audit of the Employee Savings Plan (SEC requirements and Department of Labor rules and regulations) and work performed related to agreed-upon procedures reports. Audit-related fees in 2006 also included due diligence services related to a potential acquisition.
(3)	Tax fees include fees principally incurred for assistance with tax compliance matters.
(4)	There were no other services or fees.

Representatives of E&Y will attend the Annual Meeting to respond to questions from shareholders and will be given the opportunity to make a statement.

Although the Board of Directors is not required to submit the appointment of E&Y to a shareholder vote, the Board will reconsider that appointment if it is not ratified by the shareholders. The appointment will be deemed ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal.

The Board of Directors recommends a vote FOR the ratification of E&Y as Ashland’s independent auditors for fiscal 2008.

SHAREHOLDER PROPOSAL

TO INITIATE THE APPROPRIATE PROCESS TO IMPLEMENT

MAJORITY VOTING FOR ELECTION OF DIRECTORS

Item 3

The Central Laborers’ Pension, Welfare & Annuity Fund (“Fund”), at P.O. Box 1267, Jacksonville, Illinois 62651, stating that it is the beneficial owner of approximately 318 shares of Ashland Common Stock, has notified Ashland in writing that it wishes the following proposal be placed before the shareholders at the Annual Meeting:

Resolved: That the shareholders of Ashland Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an Annual Meeting of shareholders.

The Fund has submitted the following statement in support of the proposal (reproduced as written):

Supporting Statement: Our Company is incorporated in Kentucky. Among other issues, Kentucky corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Kentucky law provides that unless otherwise provided in the articles of incorporation, directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. (Kentucky Revised Statutes, KRS Chapter 271B.7-280)

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominee exceeds the available board seats.

We urge your support for this important director election reform.

The Board of Directors recommends a vote AGAINST this shareholder proposal for the following reasons:

An identical proposal was presented by the Fund and defeated at Ashland’s 2007 Annual Meeting.

Ashland’s directors are currently elected by a plurality vote. This means that, at each annual shareholders’ meeting, the nominees who receive the most votes “for” their election are elected to serve on Ashland’s Board of Directors. Most large public companies use the plurality voting standard. Plurality voting is required under Kentucky law unless the articles of incorporation provide otherwise. This proposal requests that the Board of Directors initiate the appropriate process to amend Ashland’s articles of incorporation to provide otherwise.

After careful consideration, the Board recommends a vote against this proposal. Ashland agrees that shareholders should have a meaningful role in the director election process. In October 2006, the Board amended Ashland’s Corporate Governance Guidelines to adopt a majority vote policy in uncontested elections, which is in effect for the 2008 Annual Meeting of Shareholders. See “Election of Directors” on page 8 of this proxy statement. The policy reads in full as follows:

In an uncontested election of directors to the Board, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within 10 days following certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board. As used in this policy, “uncontested election of directors” means an election where the only nominees are those recommended by the Board.

The Board will consider the tendered resignation and, within 90 days following the date of the shareholders’ meeting at which the election occurred, decide whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the Board will consider the stated reasons for the withheld votes, the length of service and qualifications of the nominee, the nominee’s contribution to the Company and any other factors deemed relevant by the Board. The nominee in question will be excluded from participating in the Board deliberations.

Following the Board’s decision, the Company, within 4 business days after such decision is made, will publicly disclose in a Form 8-K filed with the Securities and Exchange Commission the Board’s decision whether to accept the resignation as tendered and the process followed by the Board in reaching its decision.

This policy, as it may be amended from time to time, will be summarized or included in each proxy statement relating to an election of directors for the Company.

The Board believes that its majority voting policy fulfills its responsibility to shareholders and is responsive to shareholder votes, while still allowing the Board appropriate discretion in considering whether a particular director’s resignation would be in the best interests of Ashland and its shareholders. Ashland believes that this policy addresses the proponent’s concerns and is the right approach.

The Board believes that Ashland already has a strong corporate governance process designed to identify and propose director nominees who will serve the best interests of Ashland and its shareholders. Director nominees are evaluated and recommended for election by the G&N Committee, which is comprised solely of independent directors. In recommending nominees, the committee considers a variety of factors. Ashland has also published in this proxy statement information on how shareholders and other interested parties can communicate their views on potential nominees or other matters with the Board. In light of the foregoing, the Board believes that our policy provides the appropriate mechanism for electing an effective Board of Directors committed to delivering long-term shareholder value.

Under Ashland’s policy a nominee and incumbent director who does not receive more votes for his or her election than withheld votes must offer to resign and leave the Board of Directors without delay. By contrast, the majority voting standard advanced by the proponent only addresses the vote required to elect a director. It would not remove an incumbent director who does not receive a majority vote because under Kentucky law, an incumbent director who is not re-elected “holds over” and continues to serve with the same voting rights and powers until his or her successor is elected and qualified or until there is a decrease in the number of directors. Therefore, even if the proposal were adopted, it would not put in place a process that can be used to force a director who failed to receive a majority vote to leave the Board of Directors before the next annual meeting.

Finally, shareholders of many public companies have rejected similar shareholder proposals when those companies had in place a policy similar to Ashland’s policy.

FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST APPROVAL OF THE SHAREHOLDER PROPOSAL.

MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

Ashland believes that during fiscal 2007 its executive officers and directors have complied with Section 16(a) of the Exchange Act and the rules and regulations adopted thereunder, with the exception of the following two late reports. Lamar M. Chambers failed to timely report a single distribution of 167 common stock units from his deferred compensation account. Peter H. Rijneveldshoek failed to timely report a grant of 5,000 restricted stock equivalents. Both late filings were corrected by Form 4’s filed shortly after the deadline passed.

Proxy Solicitation Costs

Ashland is soliciting the proxies being solicited by this proxy statement. All costs of soliciting proxies, including the cost of preparing and mailing this proxy statement and the accompanying material, will be borne by Ashland. Expenses associated with this solicitation may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, telegraph, telex, facsimile, electronic means and personal interview, and by officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies. Georgeson’s fees will be paid by Ashland and are estimated to be $15,000, excluding out-of-pocket expenses.

Delivery of Proxy Materials to Shareholders Sharing an Address

As permitted by the Exchange Act, only one copy of the annual report and proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified Ashland of their desire to receive multiple copies of these materials. Ashland will promptly deliver without charge, upon oral or written request, a separate copy of the annual report and the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies may be made by calling 1-800-622-6757, or by writing to National City Bank, Dept. 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, OH 44193-0900.

Shareholder Proposals for the 2009 Annual Meeting

Shareholders interested in presenting a proposal for consideration at the 2008 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act and Ashland’s By-laws. To be eligible for inclusion in the proxy statement for the 2009 Annual Meeting, shareholder proposals must be received by Ashland’s Corporate Secretary no later than August 8, 2008.

Ashland’s By-laws provide that a shareholder must provide Ashland with written notice of a matter he or she wishes to bring before an annual meeting at least 90 days in advance of the meeting, if the meeting is held no earlier than the last Thursday in January. If the meeting is held earlier, the shareholder must provide Ashland with written notice within 10 days after the first public disclosure of the date of the meeting. The first public disclosure of that date may be a public filing with the SEC. Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•

a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Third Restated Articles of Incorporation or By-laws of Ashland, the language of the proposed amendment;

•	the name and address of the shareholder proposing such business;

•

a representation that the shareholder is a holder of record of Ashland Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

•	any material interest of the shareholder in such business; and

•	a representation as to whether or not the shareholder will solicit proxies in support of the proposal.

The By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chairman of any such meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.

Other Matters

As of the date of this proxy statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this proxy statement. In the event that any additional matter is properly brought before the meeting for shareholder action, properly voted proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such recommendation, in accordance with the judgment of the named proxies.

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

LINDA L. FOSS

Assistant General Counsel

and Corporate Secretary

Covington, Kentucky

December 5, 2007

Appendix A

DIRECTOR INDEPENDENCE STANDARDS

Pursuant to Ashland Inc.’s (“Company”) Corporate Governance Guidelines policy, two-thirds of the Company’s Board of Directors (“Board”) must be independent. No director will be deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. The Board will observe and comply with all additional criteria for independence established by the New York Stock Exchange and other governing laws and regulations.

To assist it in its determinations of director independence, the Board has established the following standards to apply when assessing the independence of a director and the materiality of a director’s relationship with the Company:

A. A director will not be independent if, within the preceding three years:

•	the director was employed by the Company or any of its direct or indirect subsidiaries or affiliates;

•	an immediate family member of the director was employed by the Company as an executive officer;

•	the director was employed by or affiliated with the Company’s present or former independent auditors;

•	an immediate family member of the director was affiliated with or employed in a professional capacity by the Company’s present or former independent auditors;

•

the director was employed, or an immediate family member of the director was employed as an executive officer of another company where any of the Company’s present executives served on its Compensation Committee;

•	the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than director and committee fees; or

•

the director of the Company was an executive officer or an employee, or an immediate family member of the director was an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1,000,000 or (b) 1% of such other company’s consolidated gross revenues.

B. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

•

if a director of the Company is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of (a) $1,000,000 or (b) 1% of such other company’s consolidated gross revenues;

•

if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness is less than 1% of the consolidated assets of the company wherein the director serves as an executive officer;

•

if the director is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders equity of the company where the director serves as an executive officer; or

•

if a director of the Company serves as an officer of a charitable organization, and the Company’s contributions to the organization in any single fiscal year are less than the lesser of (a) $1,000,000 or (b) 1% of that organization’s gross revenues.

C. For relationships not covered by Section B above, the determination of whether the relationship is material or not, and whether the director would be independent, shall be made by the directors who satisfy the independence guidelines set forth in Sections A and B above. The Company will explain in its proxy statement any Board determination that a relationship was immaterial in the event that it did not meet the categorical standards of immateriality set forth in Section B above.

Members of the Audit Committee of the Board are subject to heightened standards of independence, as provided for within the Audit Committee charter.

A-1

Subject Line: Please Vote Your Proxy

[Insert share information here]

Your Control Number:

Electronic Access Notification

Ashland’s Annual Meeting of Shareholders will be held on Thursday, January 31, 2008 at 10:30 a.m. Eastern Standard Time at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. As previously announced, participants in Ashland’s Employee Savings Plan or the LESOP can view Ashland’s Proxy Statement and Annual Report online. We encourage you to take advantage of this service.

Paper copies of the Proxy Statement and your proxy card or copies of the Annual Report can be requested by replying to this e-mail.

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account by telephone or over the Internet. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

Votes cast by telephone or over the Internet are tabulated by our proxy tabulator and are confidential. Ashland does not have access to individual votes.

Even if you do not have regular Internet access at work, you will be able to view the Proxy Statement and Annual Report and vote online. If you are a dial-up user, we encourage you to access these documents and vote from your office or a local number.

In order for your instructions to the Trustees to be counted, you must vote before 11:59 p.m. Eastern Standard Time on January 28, 2008.

To access the Annual Report and Proxy Statement and vote:

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.

2.	Click on this website address (or type this URL address in your browser): http://www.ashland.com/proxy.

3.	Click on the links to view or download the Annual Report and Proxy Statement and to vote. When voting, be sure to follow all instructions including the final “Submit” procedure to ensure that your instructions are received.

To vote by telephone (you will need a touch tone telephone):

1.	Print out this page or write down your “Control Number” listed above. This number acts as your electronic signature to ensure security of your vote.

2.	Dial 1-888-693-8683.

3.	Be sure to follow all instructions including the final confirmation procedure to ensure that your instructions are received.

Sincerely,

Linda L. Foss

Assistant General Counsel

and Corporate Secretary

Notice of Annual Meeting

The Annual Meeting of Shareholders of Ashland Inc. will be held on Thursday, January 31, 2008, at 10:30 a.m. EST at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Your proxy card for voting at the Annual Meeting is enclosed.

We encourage you to read the Annual Report and Proxy Statement and vote your shares. Per your request, the Annual Report and Proxy Statement are available over the Internet at http://www.ashland.com/proxy.

Your vote is important. We encourage you to vote over the Internet at http://www.cesvote.com, by telephone at 1-888-693-8683, or by returning your proxy card in the envelope provided.

Notice of Annual Meeting

The Annual Meeting of Shareholders of Ashland Inc. will be held on Thursday, January 31, 2008, at 10:30 a.m. EST at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Your proxy card for voting at the Annual Meeting is enclosed.

We encourage you to read the Annual Report and Proxy Statement and vote your shares. Per your request, the Annual Report and Proxy Statement are available over the Internet at http://www.ashland.com/proxy.

Your vote is important. We encourage you to vote over the Internet at http://www.cesvote.com, by telephone at 1-888-693-8683, or by returning your proxy card in the envelope provided.

Notice of Annual Meeting

The Annual Meeting of Shareholders of Ashland Inc. will be held on Thursday, January 31, 2008, at 10:30 a.m. EST at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Your proxy card for voting at the Annual Meeting is enclosed.

We encourage you to read the Annual Report and Proxy Statement and vote your shares. Per your request, the Annual Report and Proxy Statement are available over the Internet at http://www.ashland.com/proxy.

Your vote is important. We encourage you to vote over the Internet at http://www.cesvote.com, by telephone at 1-888-693-8683, or by returning your proxy card in the envelope provided.

NOTICE TO SHAREHOLDERS IN ASHLAND'S EMPLOYEE SAVINGS PLAN OR LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN (THE “LESOP”)

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account over the Internet, by telephone or by returning the enclosed proxy card. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

NOTICE TO SHAREHOLDERS IN ASHLAND'S EMPLOYEE SAVINGS PLAN OR LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN (THE “LESOP”)

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account over the Internet, by telephone or by returning the enclosed proxy card. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

NOTICE TO SHAREHOLDERS IN ASHLAND'S EMPLOYEE SAVINGS PLAN OR LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN (THE “LESOP”)

As a participant in Ashland’s Employee Savings Plan or the LESOP, you may instruct the Trustees how to vote the Ashland Common Stock credited to your account over the Internet, by telephone or by returning the enclosed proxy card. Your voting instructions also apply to the shares of Ashland Common Stock allocated to participant accounts for which voting instructions are not received on a timely basis by the Trustees (“Non-Directed shares”). Each participant who gives the Trustees instructions acts as a named fiduciary for the plan under the Employee Retirement Income Security Act of 1974, as amended. Any participant who wishes to vote the Non-Directed shares differently from the shares credited to his or her account or who wishes not to vote the Non-Directed shares at all may do so by requesting a separate voting instruction card from National City Bank, Corporate Trust Administration, Dept. 3116, 629 Euclid Avenue, Suite 635, Cleveland, Ohio 44114-3484.

C/O NATIONAL CITY BANK	VOTE BY TELEPHONE
SHAREHOLDER SERVICES OPERATIONS LOCATOR 5352 P.O. BOX 94509 CLEVELAND, OH 44101-4509	Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or over the Internet, do not mail your proxy card.

Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

ASHLAND INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on January 31, 2008.

The undersigned hereby appoints James J. O’Brien and Linda L. Foss, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Inc. Common Stock, that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on January 31, 2008, and at any adjournment thereof.

Date:

(Sign Here)

INSTRUCTIONS: Please sign exactly as your name appears on this proxy. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date, and return your proxy promptly in the enclosed envelope to: National City Bank, P.O. Box 535600, Pittsburgh PA 15253.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You have the option to access future shareholder communications (e.g., annual reports, proxy statements, interim communications) from us or on our behalf over the Internet, instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when, and if, material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

ASHLAND INC.	PROXY

If you do not provide voting instructions, your proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3. The Board of Directors recommends a vote FOR proposals 1 and 2.

1.	Election of Directors.

	Nominees: Class I: (1) Bernadine P. Healy, M.D.		(2) Kathleen Ligocki	(3) James J. O’Brien	(4) Barry W. Perry

	☐ FOR all nominees listed above (except as marked to the contrary below)		☐ WITHHOLD authority to vote for all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below:

2.	Ratification of Ernst & Young as independent auditors for fiscal 2008.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote AGAINST proposal 3.

3.	Shareholder proposal to initiate the appropriate process to implement majority voting for election of directors.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐ I consent to access future shareholder communications over the Internet as stated above and in the Proxy Statement.

(Continued and to be signed on the reverse side)